Exhibit 10.50

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

American Eagle Energy Corporation

and

AMZG, Inc.,

as the Sellers,

and

Resource Energy Can-Am LLC,

as the Purchaser

Dated as of October 21, 2015

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5.12	Tax Matters	44
5.13	Environmental Matters	45
5.14	Labor Matters.	45
5.15	Employee Benefit Plans.	45
5.16	Brokers or Financial Advisors	46
5.17	Mineral Leases.	46
5.18	Wells.	47
5.19	Sale Contracts	47
5.20	Gas Imbalances	47
5.21	Preferential Purchase Rights	48
5.22	Current Commitments	48
5.23	Powers of Attorney	48
5.24	Intentionally Blank.	48
5.25	Suitability of Purchased Assets.	48
5.26	Insurance and Bonds	48
5.27	Affiliate Transactions	48
5.28	Sellers as Debtor in Possession; No Trustee	49
5.29	Required Notices	49

Article VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		49

6.1	Organization and Good Standing	49
6.2	Authorization of Agreement	49
6.3	Conflicts; Consents of Third Parties.	50
6.4	Litigation	50
6.5	No Other Representations or Warranties	50

Article VII BANKRUPTCY COURT MATTERS		51

7.1	Competing Transaction	51
7.2	Bankruptcy Court Filings	51

Article VIII COVENANTS		52

8.1	Access and Information.	52
8.2	Actions Pending the Closing.	53
8.3	Consents and Permits	55
8.4	Further Assurances.	56
8.5	Publicity	57
8.6	Notification of Certain Matters.	57
8.7	Casualty and Insurance.	58
8.8	Use of Names	58
8.9	Confidentiality	59
8.10	Employee Matters.	59
8.11	Cooperation	61
8.12	Release of Liens	61
8.13	Purchaser Financing Cooperation	62
8.14	Successor Operator	62
8.15	Title Defects	62
8.16	Environmental Defects	62

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8.17	Intentionally Blank.	63
8.18	Suspense Accounts	63
8.19	Waiver of Bulk Sales Laws	63
8.20	Seller’s Records	63

Article IX CONDITIONS TO CLOSING		63

9.1	Conditions Precedent to Obligations of the Purchaser	63
9.2	Conditions Precedent to Obligations of the Sellers	64
9.3	Conditions Precedent to Obligations of the Purchaser and the Sellers	65
9.4	Frustration of Closing Conditions	65

Article X TAXES		65

10.1	Transfer Taxes	65
10.2	Certain Periodic Non-Income Taxes.	66
10.3	Cooperation and Audits	67

Article XI MISCELLANEOUS		67

11.1	No Survival of Representations and Warranties	67
11.2	Expenses	67
11.3	Injunctive Relief.	68
11.4	Submission to Jurisdiction; Consent to Service of Process.	68
11.5	Waiver of Right to Trial by Jury	69
11.6	Entire Agreement; Amendments and Waivers	69
11.7	Governing Law	69
11.8	Notices	69
11.9	Severability	70
11.10	Assignment	71
11.11	Non-Recourse	71
11.12	Counterparts	71
11.13	No Presumption	71

Exhibit A	-	Escrow Agreement

Schedule 1.1(b)	-	Working Interest and Net Working Interest
Schedule 1.1(c)	-	Other Permitted Liens
Schedule 1.1(d)(i)	-	Purchased Contracts
Schedule 1.1(d)(ii)	-	Excluded Contracts
Schedule 1.1(e)	-	Executory Contracts
Schedule 1.1(f)	-	Knowledge of Sellers
Schedule 2.1(a)	-	Mineral Leases
Schedule 2.1(d)	-	Wells
Schedule 2.1(e)	-	Production Facilities
Schedule 2.1(f)	-	Fixed and Other Assets
Schedule 2.1(g)	-	Personal Property & Furnishings
Schedule 2.1(h)	-	Prepaid Amounts
Schedule 2.1(j)	-	Permits, Easements and Rights of Way

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Schedule 2.2	-	Excluded Assets
Schedule 2.6	-	Estimated Cure Costs
Schedule 5.3(a)	-	Conflicts
Schedule 5.3(b)	-	Preference Rights, Consents, Waivers and Approvals
Schedule 5.6(a)	-	Compliance with Laws
Schedule 5.6(b)	-	Permits
Schedule 5.7(a)	-	Other Real Property Leases and Other Leased Property
Schedule 5.7(b)	-	Owned Real Property
Schedule 5.8(a)	-	Liens
Schedule 5.8(b)	-	Owned or Leased Personal Property
Schedule 5.9(a)	-	Trademarks and Domain Name Registrations
Schedule 5.9(b)	-	Purchased Intellectual Property
Schedule 5.10(a)	-	Material Contracts
Schedule 5.10(b)	-	Material Contracts - Exceptions
Schedule 5.10(c)	-	Material Contracts – Hydrocarbon Arrangements
Schedule 5.11(a)	-	Legal Proceedings
Schedule 5.11(b)	-	Legal Proceedings Pending or Threatened in Writing
Schedule 5.12	-	Tax Matters
Schedule 5.13	-	Environmental Matters
Schedule 5.14(a)	-	Labor Matters
Schedule 5.15(a)	-	Employee Benefit Plans
Schedule 5.17(b)	-	Defensible Title to Mineral Leases
Schedule 5.17(c)	-	Net Mineral Acres in Undeveloped Leases
Schedule 5.17(d)	-	Execution Date Accrued Suspense Funds
Schedule 5.18(c)	-	Plugging and Abandonment Obligations
Schedule 5.18(d)	-	Inactive Wells
Schedule 5.19	-	Sale Contracts
Schedule 5.20	-	Gas Imbalances
Schedule 5.21	-	Preferential Purchase Rights
Schedule 5.22	-	Current Commitments
Schedule 5.26	-	Insurance and Bonds
Schedule 5.27	-	Affiliate Transactions

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), by and among Resource Energy Can-Am LLC, a Delaware limited liability company (the “Purchaser”), American Eagle Energy Corporation, a Nevada corporation (the “Company”), and each of the Company’s subsidiaries listed on the signature pages hereto (together with the Company, each a “Seller” and, collectively, the “Sellers”), is dated as of the latest date set forth below any Seller or Purchaser’s signature on the signature pages hereto (the “Execution Date”).

Recitals:

A.           The Sellers are debtors and debtors in possession under title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), and filed petitions for relief under chapter 11 of the Bankruptcy Code on May 8, 2015 (the “Petition Date”) in the United States Bankruptcy Court for the District of Colorado (the “Bankruptcy Court”), where the Sellers’ bankruptcy cases are jointly administered under Case No. 15-15073-HRT (collectively, the “Bankruptcy Case”).

B.           The Sellers are engaged in the business of onshore oil and natural gas exploration, development and production in the United States of America, including North Dakota and Montana (such business as conducted by the Sellers, the “Business”).

C.           Subject to the terms and conditions set forth herein, the Purchaser has agreed to purchase, and the Sellers have agreed to sell, free and clear of all Liens (other than Permitted Liens) and Excluded Liabilities, the Purchased Assets, which are substantially all of the assets comprising the Business (the “Asset Sale”), in accordance with sections 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I

DEFINITIONS

1.1           Certain Definitions. For purposes of this Agreement, the following terms, when used herein with initial capital letters, have the meanings specified in this Section 1.1 or in other Sections of this Agreement identified in Section 1.2:

“Adjustment Escrow Amount” means $1,000,000.

“Adjustment Escrow Limit” means an amount equal to the Adjustment Escrow Amount.

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“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Assignment of Mineral Leases; Mineral Deed and the Assignment of Other Real Property Leases.

“Approved Budget” means the Budget attached as “Exhibit A” to the Cash Collateral Order.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by the Sellers and the Purchaser on the Closing Date, in form and substance reasonably acceptable to the Sellers and the Purchaser.

“Assignment of Mineral Leases; Mineral Deed” means, collectively: (a) the Mineral Deed; (b) the Royalty Deed; and (c) the Assignment of Oil, Gas and Mineral Leases and Bill of Sale to be executed by the Sellers and the Purchaser on the Closing Date, , in each case in form and substance reasonably acceptable to the Sellers and the Purchaser.

“Assignment of Other Real Property Leases” means the Assignment of Other Real Property Leases to be executed by the Sellers and the Purchaser on the Closing Date, , in form and substance reasonably acceptable to the Sellers and the Purchaser.

“Auction” means the “Auction” as defined in the Bidding Procedures Order.

“Bankruptcy Laws” shall mean the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and any applicable local rules and chambers rules of the Bankruptcy Court.

“Bidding Procedures Order” means that Order of the Bankruptcy Court, entered on July 24, 2015 (Docket No. 252), as such Order may be further amended in a manner agreed to by the Purchaser (acting in its sole discretion).

“Bill of Sale” means the Bill of Sale to be executed by the Sellers and the Purchaser on the Closing Date, in form and substance reasonably acceptable to the Sellers and the Purchaser.

“Business Day” means any day that is not a Saturday, a Sunday or other day of the year on which banking institutions in New York City are required or authorized by Law to be closed.

“Cash Collateral Order” means the Final Order (i) Authorizing Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code and (ii) Providing Adequate Protection to Secured Parties Pursuant to Sections 361, 362, And 363 of the Bankruptcy Code, entered by the Bankruptcy Court on July 12, 2015 (Docket No. 222).

“Cash Collateral Order Termination Date” means a “Termination Date” as defined in the Cash Collateral Order.

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“Closing Payment” means (a) the Estimated Purchase Price, minus (b) the Adjustment Escrow Amount, minus (c) the Performance Deposit.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 25, 2015, between Canaccord Genuity Inc. (on behalf of Sellers) and the Purchaser.

“Contract” means any contract, agreement, commitment, promise or undertaking (including any indenture, note, bond or other evidence of indebtedness, instrument, license, lease, purchase order or other legally binding agreement) whether written or oral, except for any instrument (other than any joint operating agreement that constitutes or purports to constitute a covenant running with the land) creating or evidencing any real property interest, including the Mineral Leases and any easements or rights-of-way.

“Cure Costs” means amounts that must be paid and obligations that otherwise must be satisfied under sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption by a Seller and/or assignment to the Purchaser of any Purchased Contract as provided herein.

“Dataroom” means the electronic data room maintained on behalf of the Sellers, to the extent made available to the Purchaser.

“Defensible Title” means such title of the applicable Seller to each Purchased Asset that, subject to and except for Permitted Liens:

(a)          with respect to any Well, the applicable Seller owns an undivided interest in such Well and interests in Mineral Leases covering lands upon which such Well is located, or within a unit in which such Well is located, which after giving effect to existing spacing orders, operating agreements, unit agreements, unitization orders and pooling designations and after taking into account all Lease Burdens; (i) entitle such Seller to a share (expressed as a decimal) of all Hydrocarbons produced from such Well throughout the duration of the productive life of such Well which is not less than the Net Revenue Interest set forth on Section 1.1(b) of the Seller Disclosure Schedule in connection with the description of such Well, except for (1) decreases in connection with those operations from and after the Execution Date in which such party may be a nonconsenting co-owner and (2) decreases resulting from the establishment or amendment of pools or units and North Dakota Industrial Commission (“NDIC”) assessment of risk penalties established from and after the Execution Date; and (ii) obligate such Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Well not greater than the Working Interest set forth on Section 1.1(b) of the Seller Disclosure Schedule in connection with the description of such Well, without increase throughout the productive life of such Well, except: (1) for increases that are accompanied by at least a proportionate increase in the Seller Entities’ Net Revenue Interest; (2) for increases resulting from contribution requirements with respect to defaults by co-owners under applicable operating agreements from and after the Execution Date; and (3) as otherwise set forth on Section 1.1(c) of the Seller Disclosure Schedule;

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(b)          with respect to any Undeveloped Lease, is owned beneficially and of record by a Seller Entity;

(c)          is not subject to an adverse claim that would interfere with the ownership, use, operation or value of the Purchased Assets; and

(d)          is otherwise free and clear of all Liens.

“DOL” means the U.S. Department of Labor.

“Employee” means any employee of any Seller.

“Employee Benefit Plans” means: (a) all “employee benefit plans”, as defined in section 3(3) of ERISA (whether or not such plan is subject thereto); (b) all employment, consulting or other individual compensation Contracts; and (c) all bonus or other incentive, equity or equity-based compensation, deferred or other compensation, profit sharing, pension, change-in-control, severance pay, separation, retention, sick leave, vacation pay, day or dependent care, salary continuation, disability, hospitalization, medical, life insurance, retiree healthcare, retiree life insurance, other retirement, scholarship, legal services, cafeteria, life, health, accident, disability, workers’ compensation, paid time off, fringe benefit or other insurance or employee benefit programs, plans, policies or arrangements, whether written or oral, single employer, multiemployer or multiple employer, or whether for the benefit of a single individual or more than one individual, as to which any Seller or any of its ERISA Affiliates contributes, has an obligation to contribute, or has any Liability, contingent or otherwise, with respect to, or otherwise provides to, any current or former Employee or Service Provider.

“Environmental Defect” means: (a) any violation of, or condition or circumstance giving rise to liability under, any Environmental Law on any Real Property or with respect to any Purchased Asset, or which arises from the ownership, record keeping, construction, maintenance, repair or operation thereof; or (b) any condition or circumstance with respect to any Real Property or Purchased Asset, or the ownership, record keeping, construction, maintenance, repair or operation thereof, which could (with notice or the lapse of time or both) result in or give rise to, any violation of Environmental Law or any Environmental Liabilities and Obligations.

“Environmental Law” means any Law or Order in effect at the relevant date or for the relevant period relating to the protection of health (including workplace safety or occupational health) or the environment (including ambient air, indoor air, surface water, groundwater, land surfaces, sediment or subsurface strata) or natural resources, Releases of or exposure to Hazardous Material or the handling, generation, treatment, transportation, storage, use, arrangement for disposal or disposal, manufacture, distribution, formulation, packaging or labeling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §§ 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901, et seq.), the Clean Water Act (33 U.S.C. §§ 1251, et seq.), the Clean Air Act (42 U.S.C. §§ 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601, et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136, et seq.), and the regulations promulgated pursuant thereto and analogous State and local Laws.

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“Environmental Liabilities and Obligations” means all Liabilities arising from or related to any impairment or damage to the environment (including ambient air, indoor air, surface water, groundwater, land surfaces, sediment or subsurface strata) or natural resources, failure to comply with Environmental Laws, or the Release of or exposure to Hazardous Materials: (a) in connection with the prior or ongoing ownership or operation of the Business; or (b) on, in, under, to or from the Real Property or any other real property currently or formerly owned, operated, occupied or leased in connection with the ongoing or prior ownership or operation of the Business, including but not limited to Liabilities related to: (i) the handling, generation, treatment, transportation, storage, use, arrangement for disposal or disposal, manufacture, distribution, formulation, packaging or labeling of Hazardous Materials; (ii) the Release of or exposure to Hazardous Materials; (iii) any other pollution or contamination of the surface, substrata, soil, air, ground water, surface water or marine environments; (iv) any other obligations imposed under Environmental Laws with respect to the Business, the Real Property or the Purchased Assets; and (v) all other damages and losses arising under applicable Law as a result of any of the matters identified in clauses (b)(i) – (iv) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Affiliate of any Seller and any other entity that, together with such Seller, would be treated as a single employer under section 4001 of ERISA or section 414 of the Code.

“ERISA Affiliate Liability” means any actual or contingent Liability of any Seller as a result of such Seller being treated as a single employer under Section 414 of the Code or Section 4001 of ERISA prior to the Closing Date with respect to any other Person, including all Liabilities (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of any foreign Laws.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means an Escrow Agreement, by and among the Purchaser, the Sellers and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

“Excluded Contracts” means any Contract to which one or more Seller Entities is a party that is not a Purchased Contract, including those Contracts listed on Section 1.1(d)(ii) of the Seller Disclosure Schedule.

“Excluded Employee Liabilities” means each of the following:

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(a)          any Seller’s or any of its Affiliates’ obligations to contribute to, make payments with respect to or provide benefits under any Employee Benefit Plan, including: (i) any arrangement that provides severance-type, stay or retention pay or change-in-control payments or benefits (other than with respect to any severance obligations to Transferred Employees due to eligible terminations of employment incurred after the Closing Date); and (ii) any retention, severance or other arrangement established pursuant to section 503(c) of the Bankruptcy Code;

(b)          any and all Liabilities arising out of, relating to or resulting from any Legal Proceeding with respect to any Employee Benefit Plan or any current or former Employee or Service Provider relating to his/her employment or services, or termination of employment or services, with any Seller or any of its Affiliates;

(c)          any and all Liabilities arising out of, relating to or resulting from any defined benefit pension plans, defined contribution plans, post-employment health (other than as required by COBRA), welfare or death benefits (and associated Liabilities), or any ERISA Affiliate Liability;

(d)          any and all Liabilities arising out of, relating to, or resulting from the withdrawal and/or cessation of Transferred Employees or other Employees or Service Providers from participation in any Employee Benefit Plan, including, if applicable, pursuant to section 4062(e) of ERISA;

(e)          any and all Liabilities arising out of, relating to, or resulting from the engagement or employment, or termination of the engagement or employment, of any Employees or Service Providers who do not become Transferred Employees (including any Employee who does not accept an offer of employment with the Purchaser and any former Employee or Service Provider), or any applicant with respect to potential employment or engagement with any Seller or any of its Affiliates, in each case whether arising before, on or after the Closing Date; and

(f)          any and all other Liabilities arising out of, relating to or resulting from any current, former or prospective Employees (whether or not any such Employee becomes a Transferred Employee (including any Employee who does not accept an offer of employment with the Purchaser)) with respect to their employment or termination of employment with any Seller or any of its Affiliates, including: (i) payments or entitlements that any Seller or any of its Affiliates may owe or have promised to pay to any current, former or prospective Employee, including wages, other remuneration, holiday, bonus, severance pay (statutory or otherwise), commission, Taxes, or insurance premiums; (ii) any and all Liabilities relating to any employment agreement or Contract, any current, former or negotiated collective bargaining agreement, or the employment practices of any Seller or any of its Affiliates; (iii) any and all Liabilities under the WARN Act relating to actions, inactions or practices of any Seller or any of its Affiliates on or prior to the Closing Date (including, for the avoidance of doubt, any reduction in force programs initiated prior to the Closing Date, even if any employment losses resulting from such reduction in force programs occur on or after the Closing Date); and (iv) any and all Liabilities relating to workers’ compensation claims and occupational health claims against any Seller or any of its Affiliates for accidents or injuries occurring on or prior to the Closing, if any.

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“Executory Contracts” means any executory Contract related to the Business to which one or more Seller Entities is a party and that is set forth on Section 1.1(e) of the Seller Disclosure Schedule, as such Section of the Seller Disclosure Schedule may be updated by the Purchaser from time to time following the Execution Date (including pursuant to Section 2.6).

“Final Determination” means (i) with respect to any U.S. federal income tax liability, “determination” as defined in Code Section 1313(a) (provided, however, that in the case of a “determination” specified in Code Section 1313(a)(3) (relating to refunds), a “Final Determination” shall not occur until the lapse of the Code Section 6532(b) statute of limitation on a suit for erroneous refund) or an agreement entered into between the taxpayer and the IRS on Form 5701, 870-AD or any form having a similar effect, and (ii) with respect to any state, local, or foreign income tax liability, a judgment, decree or order of any court of competent jurisdiction, or a closing agreement or other agreement entered into between the taxpayer and the applicable taxing authority having a similar effect, as determined under rules analogous to the rules set forth above with respect to federal income tax liability.

“Final Order” means an order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before, or under the supervision of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, (i) which has not been reversed, stayed, modified, amended, enjoined, set aside, annulled or suspended and (ii) with respect to which no stay shall have been issued in connection with any notice of appeal or petition for certiorari filed within any deadline provided by applicable Law and any deadline provided by applicable Law to file any such a notice of appeal or petition for certiorari shall have passed without any such a notice of appeal or petition for certiorari having been filed.

“First Lien Lenders” means the holders of the 11.0% Senior Secured Notes Due 2019 issued pursuant to the Pre-Petition Senior Secured Indenture.

“GAAP” means generally accepted accounting principles in the United States, applied throughout the specified period and the immediately prior comparable period in a manner consistent with the Sellers’ historical accounting policies.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency, authority, department, commission, board, bureau, official or instrumentality of such body, whether foreign, federal, tribal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator thereof (public or private) of competent jurisdiction.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body, including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated under any provision of Environmental Law or for which Liability can be imposed under any Environmental Law.

“Hydrocarbons” means oil, gas and other gaseous and/or liquid hydrocarbons or any combination of the foregoing or fractions thereof.

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“Inactive Employees” means Offered Employees who are: (a) on a Seller-approved leave of absence on the Closing Date as a result of military service, pregnancy or parental leave, disability leave, medical leave, jury duty or any leave provided under applicable Law; and (b) expected to return to work in the time permitted for such leave under applicable Law and, for any other leave, in accordance with the terms of such leave but not longer than one hundred twenty (120) days following the Closing Date.

“Indebtedness” of any Person means, without duplication: (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) any accrued interest, premiums, penalties, breakages, “make whole amounts” and other obligations relating to the foregoing that would be payable in connection with the repayment of the foregoing; (f) all obligations of the type referred to in clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indenture Obligations” means, as of any date of determination, the aggregate amount of the obligations then outstanding and owing under the Pre-Petition Senior Secured Indenture.

“Intellectual Property” means all worldwide intellectual property and rights, title and interests arising from or in respect of the following: (a) industrial design registrations and applications therefore, utility models, patents and patent applications (including provisional applications), including continuations, divisionals, continuations in-part, reexaminations and reissues, extensions, renewals and any patents that may be issued with respect to the foregoing (collectively, “Patents”); (b) trademarks, service marks, certification marks, collective marks, trade names, business names, slogans, common law trademarks and service marks, acronyms, forms of advertisement, assumed names, d/b/a’s, fictitious names, trade dress, logos, designs, devices, signs, symbols, design rights including product design, configuration and packaging rights, internet domain names, icons, symbols or designations, corporate names, and general intangibles of a like nature and other indicia of identity, origin or quality, whether registered, unregistered or arising by Law, and all applications, registrations, and renewals for any of the foregoing, together with the goodwill associated with and symbolized by each of the foregoing (collectively, “Trademarks”); (c) published and unpublished works of authorship in any medium, whether copyrightable or not, whether in final form or not, in all media now known or hereafter created, including writings, graphics, artworks, photographs, compositions, sound recordings, motion pictures and audiovisual works, databases and other compilations of information, computer software, mobile and internet applications and content, source code, object code, algorithms, and other similar materials, all packaging, advertising and promotional materials related to the products, and all copyrights and moral rights therein and thereto, and registrations and applications therefor, and all issuances, renewals, extensions, restorations and reversions thereof, in each case, whether registered or not (collectively, “Copyrights”); and (d) confidential or proprietary information, inventions and invention disclosures (whether patentable or not and whether or not reduced to practice), improvements, unregistered designs, trade secrets, and know-how, including methods, processes, procedures, business plans, strategy, marketing data, marketing studies, advertisements, schematics, concepts, software and databases (including source code, object code and algorithms), formulae, and compositions, drawings, prototypes, models, discoveries, technology, research and development and customer information and lists (collectively, “Trade Secrets”), together with all rights of action and remedies for past, present and future infringement of any of the foregoing Intellectual Property.

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“Intellectual Property License” means: (a) any Contract that contains any grant by any Seller Entity to any third Person of any right to use, publish, perform or exploit any of the Purchased Intellectual Property; and (b) any Contract (other than a Contract concerning the licensing of generally commercially available software, including “shrink wrap” and “click wrap” licenses) that contains any grant by any third Person to any Seller Entity of any right to use, modify, copy, publish, perform or exploit any Intellectual Property of such third Person concerning or relating to the Business part (b) of this definition, “Inbound Licenses”).

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” means the actual knowledge of those persons, after reasonable due inquiry, identified on Section 1.1(f) of the Seller Disclosure Schedule.

“Law” means any law, statute, regulation, rule, code, decree, constitution, ordinance, treaty, rule of common law, decree, directive, policy or other requirements administered or enforced by or on behalf of, any Governmental Body, including any Order.

“Lease Burdens” means the royalties, overriding royalties, production payments, net profit interests, and all similar interests burdening the Mineral Leases or production therefrom.

“Leased Real Property” means the property subject to the Mineral Leases and the Other Real Property Leases.

“Legal Proceeding” means any claim, demand, litigation, action, cause of action, suit, audit, dispute, review, hearing, charge, indictment, complaint or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Body or arbitration or other similar dispute resolution proceeding.

“Liability” means any debt, loss, liability, claim (including “claim” as defined in the Bankruptcy Code), commitment, undertaking, damage, Tax, expense, fine, penalty, cost, royalty, deficiency or obligation (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, disclosed or undisclosed, express or implied, primary or secondary, direct or indirect, matured or unmatured, determined or undeterminable, on or off balance sheet, fixed, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, or otherwise and whether due or to become due, and whether in contract, tort, strict liability or otherwise, and whether or not resulting from third party claims.

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“Lien” as applied to any Person means, with respect to any property or asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, security interest, claim, encumbrance, covenant, condition, encroachment or other survey defect, charge, pledge, easement, instrument, preference, priority, option, conditional sale agreement, covenant, condition or other similar restriction (including restrictions on transfer or use), any other right of a third party (including purchase rights, rights of first offer or refusal and drag or tag along rights or assertion that any contract which is not a Purchased Contract or right thereunder “runs with the land” or is otherwise an encumbrance upon any Purchased Asset) or any other interest in property, of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown, whether imposed by Law, Contract or otherwise, including any Liens granted pursuant to the Cash Collateral Order.

“Multiemployer Plan” means a plan as defined in section 3(37) of ERISA or section 4001(a)(3) of ERISA.

“Net Revenue Interest” means, with respect to any Person, the interest of such Person in and to all Hydrocarbons produced, saved, and sold from or allocated to a Mineral Lease or Well after giving effect to all Lease Burdens measured by, or payable out of production therefrom

“Notes” means the 11.0% Senior Secured Notes due 2019 issued pursuant to the Pre-Petition Senior Secured Indenture.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Permits” means any approvals, authorizations, consents, franchises, licenses, permits, waivers, operating permits, easements, qualifications, grants, concessions, exceptions, rulings, waivers, variances, registrations, certificates or other forms of permission, exemptions, plans and the like, of any Governmental Body.

“Permitted Liens” means:

(a)          Lease Burdens which do not reduce Seller Entities’ Net Revenue Interest in any Well to less than that described in Section 1.1(b) of the Seller Disclosure Schedule;

(b)          (i) the Assumed Liabilities and (ii) all operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements, and other similar agreements which are Purchased Contracts, so long as in the case of this clause (ii), (1) such agreements do not reduce Seller Entities’ Net Revenue Interest in any Well to less than that described in Section 1.1(b) of the Seller Disclosure Schedule or increase the applicable Seller Entities’ Working Interest in any Well above that shown Section 1.1(b) of the Seller Disclosure Schedule, without a proportionate increase in the Net Revenue Interest of such Seller Entity; (2) all amounts due and payable by Seller Entities thereunder have been paid or will be paid by the applicable Seller Entity at or prior to Closing; and (3) the Seller Entities are not in material default thereunder;

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(c)          regulatory authority of governmental agencies not presently or previously violated, easements, surface leases and rights, plat restrictions and similar encumbrances, provided that they do not materially detract from the value or materially increase the cost of operation of the Well or other Purchased Asset affected thereby or otherwise adversely affect the operation thereof;

(d)          consents to assignment required from state and federal governments, Indian tribes and similar authorities that customarily are obtained following the delivery of an assignment;

(e)          conventional rights of reassignment obligating Seller Entities to reassign or offer to reassign its interest in any Mineral Lease upon a final release or abandonment of such Mineral Lease;

(f)          liens, charges, encumbrances and irregularities in title that have been cured by possession because of (i) prescription, (ii) applicable statutes of limitation for adverse possession or (iii) marketable title or other similar Laws or the doctrine of laches, in each case unless affirmative evidence shows that another Person has a superior claim of title to the Acquired Assets;

(g)          statutory Liens for current period Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings for which adequate accruals or reserves have been established in accordance with GAAP on the Public Financial Statements consistent with past practices;

(h)          zoning, entitlement and other land use by any Governmental Body provided that such regulations have not been violated;

(i)          any other minor imperfections in title, charges, easements, restrictions, licenses and encumbrances that (i) do not interfere with the ordinary course of business, (ii) would not and would not reasonably be expected to, whether individually or in the aggregate, materially affect the value of the Purchased Assets and the present use or operation of such Purchased Assets and (iii) do not reduce Seller Entities’ Net Revenue Interest in any Well to less than that described in Section 1.1(b) of the Seller Disclosure Schedule or increase the applicable Seller Entities’ Working Interest in any Well above that shown Section 1.1(b) of the Seller Disclosure Schedule, without a proportionate increase in the Net Revenue Interest of such Seller Entity; provided, however, that, in the case of each of clauses (a) – (1) of this definition, none of such items secures, arises from, constitutes or relates to any Indebtedness or Excluded Liabilities or obligations under any Excluded Contracts; and

(j)          prior to the Closing solely for the purpose of determining Defensible Title, any Liens that will be released by the Sale Order at no cost to the Purchaser.

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“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Petition Senior Secured Indenture” means that certain Indenture, dated as of August 27, 2014, by and among the Company, as issuer, the other Sellers as guarantors thereunder, and the Trustee, pursuant to which the 11.0% Senior Secured Notes Due 2019 were issued (as amended and/or supplemented from time to time).

“Preferential Purchase Right” means any enforceable preferential purchase right, right of first refusal, right of first offer or similar right that is exercisable by any Person in respect of any Purchased Asset(s) in connection with the consummation of the transactions contemplated hereby.

“Property Costs” means all operating and production expenses and capital expenditures directly attributable to the Purchased Assets incurred in the ordinary course of business in accordance with the Approved Budget, this Agreement and applicable operating agreements and Contracts, including any general, administrative or overhead costs payable to third parties under such operating agreements and Contracts; provided that “Property Costs” shall not include any (a) Periodic Non-Income Taxes, (b) income Taxes, (c) general, administrative or overhead costs of Sellers, or (d) amounts incurred to cure or attempting to cure any Title Defect, Environmental Defect or casualty losses.

“Purchased Contracts” means any Contract related to the Business to which one or more Seller Entities is a party that is set forth on Section 1.1(d)(i) of the Seller Disclosure Schedule, as such Section of the Seller Disclosure Schedule may be updated by the Purchaser from time to time following the Execution Date (including pursuant to Section 2.6).

“Purchased Intellectual Property” means any and all Intellectual Property owned by any Seller Entity including all rights of action and remedies for past, present and future infringements thereof.

“Purchaser Material Adverse Effect” means any event, change, effect, condition, state of facts, occurrence or circumstance (regardless of whether such event, change, effect, condition, state of facts, occurrence or circumstance constitutes a breach of any representation, warranty or covenant of the Purchaser hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other event, change, effect, condition, state of facts, occurrence or circumstance, a material and adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby or to perform their respective obligations under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby or, to the extent applicable, with respect to all proceedings incident thereto (including the Bankruptcy Case).

“Real Property” means the Owned Real Property and the Leased Real Property.

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“Release” means any release, spill, emission, leaking, pumping, pouring, placing, injection, deposit, disposal, discharge, dispersal, discarding, abandoning, migration, emptying, escaping, dumping or leaching into or through the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to: (a) clean up, remove, treat, monitor or in any other way address any Hazardous Material, including actions to remediate environmental conditions, restore environmental quality and address natural resource damages; (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to correct a condition of noncompliance with Environmental Laws.

“Representative” means, with respect to any Person, any and all directors, officers, partners, managers, employees, consultants, financial advisors, counsel, accountants and other agents, including potential financing sources of such Person.

“Sale Order” means an order entered by the Bankruptcy Court:

(a)          that was on appropriate notice to all parties entitled to notice of the motion to approve the sale of the Purchased Assets, this Agreement or the transactions contemplated hereby;

(b)          that is not subject to a stay pending appeal;

(c)          that is in form and substance acceptable to the Purchaser; and

(d)          that provides, at least, the following: (i) approval of this Agreement; (ii) authorization of the sale of the Purchased Assets to the Purchaser pursuant to this Agreement and sections 363 and 365 of the Bankruptcy Code free and clear of all Liens and all Liabilities of any kind or nature whatsoever, whether at law or in equity, including without limitation, free and clear of any rights or claims based on theories of transferee or successor liability under any applicable Law, whether arising before or after the filing of the petitions for relief under chapter 11 of the Bankruptcy Code on the Petition Date, and any rights or claims based on Excluded Contracts or representing Excluded Liabilities, save and excepting only those Liabilities expressly assumed by the Purchaser in writing under this Agreement and Permitted Liens; (iii) the Purchaser has acted in “good faith” within the meaning of and are entitled to the protections of section 363(m) of the Bankruptcy Code; (iv) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions; (v) authorization of the assumption and assignment of all of the Purchased Contracts pursuant to sections 363 and 365 of the Bankruptcy Code; (vi) reasonable and customary exculpation and release language for the benefit of the Purchaser; and (vii) this Agreement and the transactions contemplated hereby may, subject to the terms set forth herein, be enforced specifically against and binding upon, and not subject to rejection or avoidance by any Seller Entity or their respective estates or any chapter 7 or chapter 11 trustee of the Sellers or other representative of their respective estates.

“SEC” means the U.S. Securities and Exchange Commission.

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“SEC Filings” means reports, including schedules and exhibits thereto, filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Seller Disclosure Schedule” means the disclosure schedule delivered by the Company to the Purchaser on the date hereof and as may be amended, modified, or supplemented prior to the Closing by the Purchaser in accordance with this Agreement.

“Seller Entities” means the Sellers and all controlled Affiliates of the Sellers.

“Seller Material Adverse Effect” means any event, change, effect, condition, state of facts, occurrence or circumstance (regardless of whether such event, change, effect, condition, state of facts, occurrence or circumstance constitutes a breach of any representation, warranty or covenant of the Sellers hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, effects, conditions, states of facts, occurrences or circumstances: (a) a material adverse effect on or a material adverse change in or to the Business (including its results of operations or financial condition) or the Purchased Assets, considered as a whole; (b) a material adverse change on or a material adverse change in or to the ability of the Sellers to consummate the transactions contemplated by this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby or to perform their obligations under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby or, to the extent applicable, with respect to all proceedings incidental thereto (including the Bankruptcy Case); or (c) the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby, other than in the case of clauses (a) and (c), any such event, change, effect, condition, state of facts, occurrence or circumstance resulting from: (i) any change in the United States or foreign economies or financial markets in general; (ii) any change that generally affects the Hydrocarbons exploration, production, gathering, transportation or processing industries generally; (iii) reclassifications or recalculations of Hydrocarbon reserves in the ordinary course of business; (iv) changes in the price of Hydrocarbons; (v) natural declines in well performance; (vi) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (vii) any change in applicable Laws or accounting rules, in each case only to the extent occurring after the date of this Agreement; and (viii) any effect resulting from the public announcement of this Agreement; provided, however, that the foregoing clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) shall not apply if such event, change, effect, condition, state of facts, occurrence or circumstance has had or would reasonably be expected to have, individually or when considered with any other events, changes, effects, conditions, state of facts, occurrences or circumstances, a disproportionate effect on the Business (including its results of operations or financial condition) or the Purchased Assets, considered as a whole, compared to other Persons which operate in the same industry in which the Sellers operate (in which case such event, change, effect, condition, state of facts, occurrence or circumstance shall be taken into account in determining whether there has been a Seller Material Adverse Effect).

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“Service Provider” means any consultant or independent contractor who is or has been performing services to any Seller.

“Tax Authority” means any government, or agency, instrumentality or employee thereof, charged with the administration of any Law or regulation relating to Taxes.

“Taxes” means: (a) all federal, state, local or foreign taxes, charges, levies, fees, imposts, assessments, unclaimed property obligations or similar governmental charges, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, escheat, unemployment, excise, severance, stamp, occupation, property and estimated taxes; (b) any item described in clause (a) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under section 1502 of the Code, or by contract, indemnity or otherwise; and (c) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (a) or (b).

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).

“Title Defect” means any Lien, defect or other matter that causes a Seller Entity not to have Defensible Title.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Trustee” means U.S. Bank National Association, exclusively in its capacity as trustee and collateral agent for the First Lien Lenders.

“Undeveloped Leases” means Mineral Leases which are not, as of the Execution Date, producing or capable of producing in paying quantities and which will expire upon expiration of the primary term or, if applicable, any optional extension of the primary term of such lease if: (a) production in paying quantities is not established prior to the expiration of the primary term or, if applicable, any optional extension of the primary term of such lease; or (b) operations to extend the primary or, if applicable, any optional extension of the primary term thereof are not commenced and in progress at the expiration of such primary term or extension thereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.) and any similar Law.

“Winning Bidder” means the “Winning Bidder” as defined in the Bidding Procedures Order.

“Working Interest” means, with respect to any Person, the interest of such Person in and to a Mineral Lease or Well that is burdened with the obligation to bear and pay costs and expenses of drilling, completion, maintenance, development, and operations on or in connection with such Mineral Lease or Well, but without regard to the effect of any Lease Burdens measured by, or payable out of production therefrom.

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1.2           Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the Sections indicated:

Term	Section
Accrued PTO	8.10(g)
Accrued Suspense Funds	4.2(p)
Agreement	Preamble
Asset Sale	Recitals
Assumed Liabilities	2.3
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Expense	2.4(k)
Base Purchase Price	3.1
Business	Recitals
Chapter 11 Deposits	2.1(v)
Closing	4.1
Closing Date	4.1
Company	Preamble
Competing Transaction	7.1
Copyright	1.1
Effective Time	2.9(a)
Environmental Defect Property	8.16
Environmental Permits	5.13
Estimated Cure Costs	2.6(a)
Estimated Purchase Price	3.4
Exchange Act	1.1
Excluded Assets	2.2
Excluded Liabilities	2.4
Execution Date	Preamble
Final Purchase Price	3.5(a)
Final Settlement Statement	3.5(a)
Final Settlement Statement Deadline	3.5(a)
Inbound Licenses	1.1
Initial Cure Notice	2.6(a)
Material Contracts	5.10(a)
Mineral Interests	2.1(a)
Mineral Leases	2.1(a)
NDIC	1.1
Necessary Consent	2.5
Offered Employees	8.10(b)
Other Real Property Leases	5.7(a)
Other Leased Real Property	5.7(a)
Owned Real Property	5.7(b)
Patents	1.1
Performance Deposit	3.2
Periodic Non-Income Taxes	10.2(a)

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Term	Section
Petition Date	Recitals
Post-Closing Straddle Period	10.2(b)
Pre-Closing Financial Statements	8.1(c)
Pre-Closing Straddle Period	10.2(b)
Preliminary Settlement Statement	3.4
Production Facilities	2.1(e)
Proposed Final Settlement Statement	3.5(a)
Public Financial Statements	5.4(a)
Purchase Price	3.3
Purchased Assets	2.1
Purchaser	Preamble
Purchaser Termination Date	4.4(a)
Retained Records	2.2(c)
Seller	Preamble
Seller Termination Date	4.4(a)
Sellers	Preamble
Seller Policies	8.7(a)
Seller’s Records	2.1(l)
Straddle Period	10.2(b)
Title Defect Property	8.15
Trademarks	1.1
Trade Secrets	1.1
Transfer Taxes	10.1
Transferred Employees	8.10(b)
Wells	2.1(d)

1.3           Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)          Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires;

(b)          the term “hereof,” “herein,” “hereinafter” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement in which such words appear, and Article, Section, paragraph, clause, subclause and Exhibit references in this Agreement are to the corresponding Articles, Sections, paragraphs, clauses, subclauses and Exhibits to this Agreement and the Seller Disclosure Schedule (as applicable) unless otherwise specified;

(c)          the division of this Agreement into Articles, Sections and other Subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement;

(d)          the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

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(e)          the terms “Dollars” and “$” mean U.S. Dollars, the lawful currency of the United States of America;

(f)          references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 1.3, is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(g)          references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(h)          with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(i)          the word “or” shall be disjunctive but not exclusive;

(j)          references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, replaced, supplemented or superseded in whole or in part and in effect from time to time, including any successor legislation thereto, and also to all rules and regulations promulgated thereunder, and references to any section or other provision of a Law means that section or provision of such Law in effect from time to time and constituting the substantive amendment, modification, codification, reenactment, replacement or supplement of such section or other provision;

(k)          references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(l)          references to “made available” shall mean that such documents or information referenced shall have been provided in the Dataroom to the Purchaser and its Representatives at least one (1) Business Day prior to the Execution Date;

(m)          if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(n)          references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import will be deemed to mean “as of the date of the execution and delivery of this Agreement”;

(o)          all Exhibits and the Seller Disclosure Schedule annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in any Exhibit or Section of the Seller Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement; and

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(p)          terms used herein which are defined in GAAP are, unless specifically defined herein, used herein as defined in GAAP.

Article II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1           Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase, acquire and accept from the applicable Seller Entity, and the Sellers shall and shall cause the applicable Seller Entity to sell, assign, transfer, convey and deliver to the Purchaser, all of each Seller’s or Seller Entity’s right, title and interest in, to and under all assets, properties, rights and interests of every kind and description, tangible or intangible, of the Seller Entities used or held for use in the conduct of the Business, free and clear of all Liens (other than Permitted Liens) and all Excluded Liabilities (collectively, the “Purchased Assets”), including, but not limited to, the following:

(a)          all term and fee mineral and royalty interests (the “Mineral Interests”) and all oil, gas and/or mineral leases and any ratifications or amendments to such leases together with all leaseholds, record title and operating rights, royalty interests or overriding royalty interests owned by the Sellers in such leases (together with the Mineral Interests, the “Mineral Leases”), including those Mineral Leases listed on Section 2.1(a) of the Seller Disclosure Schedule;

(b)          all unitization and pooling agreements, declarations and orders, and the units created thereby, in each case, to the extent relating to any of the Mineral Leases and the production of Hydrocarbons therefrom;

(c)          all Purchased Contracts, including any and all audit rights provided for in such Purchased Contracts;

(d)          all oil, gas, water supply, and salt water disposal and other wells, whether producing, shut-in or abandoned, that are located on the Mineral Leases or on lands pooled or unitized therewith or used or held for use in the conduct of the Business (the “Wells”), including those Wells listed on Section 2.1(d) of the Seller Disclosure Schedule, and related personal property, fixtures, pipelines, inventory, equipment and improvements located on the Mineral Leases or on lands pooled or unitized therewith and used or obtained in connection with the ownership, exploration, development or operation of the Mineral Leases, or the production, sale, processing, treating, storing, gathering, transportation or disposal of Hydrocarbons, water or any other substance produced therefrom or attributable thereto;

(e)          all pipelines listed on Section 2.1(e) of the Seller Disclosure Schedule, together with all gathering lines, above-ground facilities or structures, compression equipment, dehydrators, drips, valves, pipes, scrubbers, machinery, gauges, meters, fittings, fixtures, units, tanks, traps, cathodic protection equipment, equipment towers, field separators, liquids extractors, recorders, storage sheds, pump houses, radios and similar equipment related thereto that are used or held for use in the conduct of the Business (the “Production Facilities”);

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(f)          all fixed assets, leasehold improvements, vehicles, production equipment assets, machinery and equipment relating to the Business, including water supply and salt water disposal systems, and all other assets, machinery and equipment that are used or held for use in the conduct of the Business, in each case, that are used or held for use in the conduct of the Business, including the assets set forth on Section 2.1(f) of the Seller Disclosure Schedule;

(g)          all tangible personal property and interests therein owned by any Seller Entity, including all furniture, furnishings and tools, including the property set forth on Section 2.1(g) of the Seller Disclosure Schedule;

(h)          all prepaid expenses, prepaid rents, prepaid insurance, utility deposits, advance payments and deposits on contractual obligations made in connection with the Business, including the items set forth on Section 2.1(h) of the Seller Disclosure Schedule;

(i)          all claims and rights under contracts, supplier agreements, purchase orders, work orders, leases of equipment, machinery, production machinery, tooling and other items of personal property or otherwise, in each case relating to the Business;

(j)          Permits, easements and rights-of-way used or held for use in the conduct of the Business, including the Permits, easements and rights-of-way set forth on Section 2.1(j) of the Seller Disclosure Schedule;

(k)          all seismic licenses, seismic data and other geological and seismic records and related technical data and information related to the Mineral Leases, including any geologic and geophysical interpretations, in each case to the extent (i) such licenses, data and information is currently owned and may be assigned without third party consent or expenditures beyond tape copying costs and expenses or (ii) the Purchaser desires to acquire any such license, data or information and bear the cost, if any, of assignment or transfer;

(l)          all files, books, data, information and records of the Sellers or their Affiliates relating to the Business and/or the Purchased Assets (but excluding the Sellers’ Retained Records), including plats, surveys, maps, cross-sections, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and related matters, division of interest records, division orders, lease and title files, environmental and regulatory files, title opinions, abstracts of title, title curative documents, lease operating statements, geologic and geophysical data (including interpretive data and analysis) and all other accounting information, marketing reports, statements, gas balancing information and all other documents relating to customers, sales information, supplier lists, records, literature and correspondence (collectively, “Seller’s Records”);

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(m)          all of the Sellers’ right, title and interest to the Hydrocarbons produced from the Mineral Leases, products refined and manufactured therefrom and the accounts, revenues and proceeds from the sale thereof to the extent such production has been produced or accrued at or after the Effective Time or is held on the Mineral Leases or in the tanks or is line fill (for the avoidance of doubt, unless covered by an upward adjustment to the Base Purchase Price pursuant to Section 3.3(a), the Purchased Assets shall not include any Hydrocarbons produced and sold in the ordinary course of business prior to the Effective Time);

(n)          all rights and obligations relating to gas imbalances (production, gathering, processing, transportation or otherwise) that are associated with the Purchased Assets;

(o)          all rights of any Seller Entity with respect to the Owned Real Property, together with all facilities, improvements, fixtures and other appurtenances thereto and rights in respect thereof and all servitudes, easements, rights-of-way, other surface use agreements, and water use agreements to the extent used in connection with the Business;

(p)          all rights of any Seller Entity under non-disclosure, confidentially or similar agreements entered into with third parties in connection with the sale of the Business or any part of the Business;

(q)          all rights, claims, causes of action and credits of any Seller Entity relating to any Purchased Asset or Assumed Liability;

(r)          all warranties, guarantees and similar rights related to the Purchased Assets, including warranties and guarantees made by suppliers, manufacturers and contractors under the Purchased Assets, and claims against suppliers and other third parties in connection with the Purchased Contracts;

(s)          the Purchased Intellectual Property;

(t)          all post-petition adequate assurance deposits provided to utilities and any deposits provided to suppliers or service providers to the Sellers on a pre-petition or post-petition basis (collectively, the “Chapter 11 Deposits”) unless specifically provided for under a Purchased Contract, in which case it shall be a Purchased Asset;

(u)          refunds, credits and rebates of Taxes for any period or portion thereof prior to or ending on the Closing Date; and

(v)         all goodwill and other intangible assets associated with the: (i) Trademarks included in the Purchased Intellectual Property; and (ii) the Business.

Each Seller shall receive in exchange for its sale, assignment, transfer, conveyance and delivery of the Purchased Assets of such Seller to the Purchaser, its share of the Purchase Price.

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2.2           Excluded Assets. Notwithstanding any other provision of this Agreement, the Sellers shall, at the Closing, retain, the Purchaser shall not acquire, and the Purchased Assets shall not include, any right, title or interest in the following assets, properties, rights and interests of the Sellers (collectively, the “Excluded Assets”):

(a)          all rights, claims, causes of action and credits to the extent relating to any Excluded Asset or Excluded Liability, including any such item to the extent arising under any guarantee, warranty, indemnity or similar right in favor of a Seller Entity in respect of an Excluded Asset or Excluded Liability;

(b)          shares of capital stock or other equity interest of any Seller or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller;

(c)          any minute books, stock ledgers, corporate seals and stock certificates of the Sellers, and other similar books and records that the Sellers are required by Law to retain, including Tax Returns and any supporting documentation related thereto, financial statements and corporate or other entity filings (the “Retained Records”); provided, however, that the Purchaser shall have access to, and the right to make copies of, any portions of such Retained Records, including any Tax Returns of the Sellers and any Tax Returns that relate to the Business or any of the Purchased Assets including, in each case, any schedules and attachments thereto;

(d)          all cash and cash equivalents of the Sellers as of the Effective Time;

(e)          all Excluded Contracts;

(f)          all accounts receivable related to the Business attributable to periods prior to the Effective Time;

(g)          all shares of capital stock or other equity interest of any third-party or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any third-party;

(h)          any Title Defect Property or Environmental Defect Property that the Purchaser elects to exclude from the Purchased Assets pursuant to Sections 8.15 and 8.16, as applicable; and

(i)          any other assets or properties of Sellers set forth on Section 2.2 of the Seller Disclosure Schedule.

2.3           Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following Liabilities of the Sellers existing as of the Closing Date (collectively, the “Assumed Liabilities”):

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(a)          subject to Section 3.3, any Cure Costs that the Purchaser is required to pay pursuant to Section 2.6(c);

(b)          any Transfer Taxes; and

(c)          Property Costs incurred after the Effective Time for which the Purchaser is responsible under Section 2.9(b).

2.4           Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, the Purchaser shall not assume and shall be deemed not to have assumed, and the Sellers shall remain liable with respect to, any and all Liabilities of the Sellers arising out of, relating to or otherwise in respect of the Business, the Employees, or the Purchased Assets prior to the Closing Date, and all other Liabilities of any Seller Entity, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the foregoing, for the avoidance of doubt, except to the extent that any of the following constitute an Assumed Liability, the Sellers shall remain responsible for, and the Purchaser shall not be obligated to assume, and does not assume, and hereby disclaims all of the Excluded Liabilities, including all of the following Liabilities of any Seller Entity (each of which shall constitute an Excluded Liability hereunder):

(a)          all Liabilities arising out of or relating to the Business, the Purchased Assets or the ownership, operation or conduct thereof;

(b)          all Liabilities for accrued expenses and accounts payable of the Business;

(c)          all Liabilities relating to the Indenture Obligations or the Cash Collateral Order (including any adequate protection provided pursuant to the Cash Collateral Order);

(d)          all Liabilities arising out of any of the Excluded Assets, including Contracts that are not Purchased Contracts and any Title Defect Property, Environmental Defect Property or other Purchased Asset that the Purchaser elects to exclude from the Purchased Assets pursuant to Sections 8.15 or 8.16, as applicable, or that is otherwise permitted under this Agreement;

(e)          all Environmental Liabilities and Obligations, based on facts, occurrences or conditions: (i) first arising or existing on or prior to the Closing Date; or (ii) arising at any time at any properties other than the Real Property, including any Liabilities arising from any disposal of Hazardous Materials off-site of the Real Property prior to the Closing Date, and any fines or penalties or criminal actions imposed in connection with any violation of Environmental Laws prior to the Closing Date; provided, however, that nothing in this Agreement shall: (A) release, nullify, or enjoin the enforcement of any liability to a Governmental Body under Environmental Laws (or any associated liabilities for penalties, damages, cost recovery, or injunctive relief) that any entity would be subject to as the owner, lessor, lessee, or operator of any Real Property after the Closing Date; or (B) in any way diminish the obligations of the Sellers to comply with Environmental Laws consistent with their rights and obligations as debtors in possession under the Bankruptcy Code;

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(f)          all Liabilities relating to any claims for infringement, dilution, misappropriation or any other violation of the rights of any third parties or caused by use of the Purchased Intellectual Property by a Seller Entity;

(g)          except as otherwise expressly provided in this Agreement with respect to Transfer Taxes and Periodic Non-Income Taxes, (i) all Liabilities for Taxes of any Seller Entity that are attributable to any period, or portion thereof, before or after the Closing Date and (ii) all liability for Taxes in respect of the Purchased Assets that are attributable to any period, or portion thereof, before the Closing Date;

(h)          all Excluded Employee Liabilities;

(i)          all Liabilities arising as a result of any Legal Proceedings, whether initiated prior to or following the Closing Date, to the extent related to the Business or the Purchased Assets on or prior to the Closing Date, including any actions for breach of contract, product liability, any tort actions or any Legal Proceeding scheduled or required to be scheduled on Section 5.11 of the Disclosure Schedules;

(j)          all Liabilities arising under any Indebtedness of any Seller Entity or any obligations or Liabilities to equity holders of any Seller Entity;

(k)          all Liabilities with respect to any costs, fees and expenses (including all legal, accounting, financial advisory, valuation, investment banking and other third party advisory or consulting fees and expenses) incurred by or on behalf of any Seller Entity in connection with or arising from the Bankruptcy Case or the transactions contemplated by this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby (the “Bankruptcy Expenses”);

(l)          all Liabilities: (i) existing prior to the filing of the Bankruptcy Case that are subject to compromise under the Bankruptcy Case, other than the Cure Costs with respect to any Purchased Contracts; and (ii) to the extent not otherwise expressly assumed pursuant to Section 2.3, incurred subsequent to the filing of the Bankruptcy Case and prior to the Closing;

(m)          all Liabilities relating to any theories of law or equity involving successors or transferees;

(n)          all Liabilities and obligations of any Seller Entity under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby or any Contract entered into in connection herewith or therewith;

(o)          all Liability, warranty and similar claims for damages, illness or injury to person or property and all other Liabilities, regardless of when made or asserted, to the extent arising out of or incurred in connection with the conduct of the Business or the ownership or operation of the Purchased Assets, on or before the Closing Date;

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(p)          all Liabilities for the gross negligence or willful misconduct of any Seller or their Affiliates, regardless of when made or asserted, to the extent arising out of or incurred in connection with the conduct of the Business or the ownership or operation of the Purchased Assets, on or before the Closing Date;

(q)          all Liabilities for any fines or penalties or criminal actions imposed by any Governmental Body, regardless of when made or asserted, to the extent arising out of or incurred in connection with the conduct of the Business or the ownership or operation of the Purchased Assets, on or before the Closing Date; and

(r)          all Liabilities for the nonpayment or mispayments of any Working Interest, Net Revenue Interest or Lease Burdens, regardless of when made or asserted, to the extent attributable to periods prior to the Closing Date.

2.5           Non-Assignment of Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer and shall not affect the assignment or transfer of any Purchased Asset if (a) an attempted assignment or transfer thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto or a Governmental Body (each such action, a “Necessary Consent”), would constitute a breach, default or violation thereof or of any Law or Order or in any way adversely affect the rights of the Purchaser thereunder and (b) the Bankruptcy Court has not entered an Order providing that such Necessary Consent is not required. In such event, such assignment or transfer is subject to such Necessary Consent being obtained, and the Sellers shall use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to the Purchaser as the Purchaser may reasonably request. For the avoidance of doubt, any asset that would be a Purchased Asset but is not assigned in accordance with this Section 2.5 shall not be considered a “Purchased Asset” for purposes hereof unless and until such asset is assigned to the Purchaser following the Closing Date upon receipt of any Necessary Consent and Bankruptcy Court approval. If such Necessary Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would adversely affect the rights of the Purchaser to such Purchased Asset following the Closing, the Sellers shall cooperate with the Purchaser in any reasonable arrangement to provide for the Purchaser to obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub licensing, or sub-leasing tot Purchaser, or under which the applicable Seller would enforce for the benefit of the Purchaser all of its rights thereunder.

2.6           Contract Designation; Cure Costs.

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(a)          As of the Execution Date, Section 2.6 of the Seller Disclosure Schedule sets forth each Executory Contract and the Sellers’ good faith estimate of the amount of the Cure Costs (the “Estimated Cure Costs”) payable in respect of each such Executory Contract (and if the Sellers believe in good faith that no Cure Cost is estimated to be payable in respect of any particular Executory Contract, the amount of such Cure Cost designated for such Contract shall be “$0.00”). The Sellers represent and warrant to the Purchaser that the Estimated Cure Costs with respect to each such Executory Contract reflects, if applicable, the amount of Cure Costs that may have been agreed to between the Seller and a counterparty in connection with an Initial Cure Notice as well as any Cure Costs that may have been asserted by the non-debtor parties in response to an Initial Cure Notice, but which have not been resolved prior to the Execution Date. On the date that is no later than ten (10) days following the Execution Date, the Purchaser, in its sole discretion by written notice to the Sellers, may (i) exclude from being assigned to the Purchaser any Executory Contract and/or (ii) designate any Executory Contract as a Purchased Contract. Thereafter, to the extent that the Sellers have not previously provided a notice (an “Initial Cure Notice”) following the original date of entry of the Bidding Procedures Order, the Sellers shall deliver a notice in a form reasonably acceptable to the Purchaser to all non-debtor counterparties to an Executory Contract designated by the Purchaser as a Purchased Contract, which notice shall state, among other things: (i) the proposed Cure Cost for such Executory Contract and (ii) an objection deadline for such non-debtor party to object to the proposed Cure Cost. Subject to the limitations set forth in the Cash Collateral Order, to the extent that any objections are received from such non-debtor parties in response to such notice, the Sellers shall use their commercially reasonable efforts to resolve such disputes with the applicable non-debtor party. Notwithstanding anything herein to the contrary, at any time prior to the Closing, the Purchaser shall be entitled, in its sole discretion, to: (i) remove any Executory Contract previously designated as a Purchased Contract from the schedule of Purchased Contracts on Section 1.1(d)(i) of the Seller Disclosure Schedule and add such Executory Contract to the schedule of Excluded Contracts on Section 1.1(d)(ii) of the Seller Disclosure Schedule by providing written notice thereof to the Sellers, and any Executory Contract so added shall be deemed to be an “Excluded Contract” and shall not be deemed to be a “Purchased Contract” or an “Executory Contract” for all purposes hereunder without further action by the parties, except as expressly contemplated by the Bidding Procedures Order; and (ii) designate any Executory Contract previously designated as an Excluded Contract to be a Purchased Contract by adding such Executory Contract to the schedule of Purchased Contracts on Section 1.1(d)(i) of the Seller Disclosure Schedule and remove such contract from the schedule of Excluded Contracts, and any Executory Contract so designated shall be deemed to be a “Purchased Contract” and an “Executory Contract” for all purposes hereunder without further action by the parties, except as expressly contemplated by the Bidding Procedures Order.

(b)          The Sellers shall give written notice to the Purchaser prior to the submission by any Seller Entity of any motion in its Bankruptcy Case to assume or reject any Contract related to the Business together with a copy of the proposed Assumption Order; provided, however, that in no event shall any Seller Entity seek to reject, or reject, any Contract related to the Business prior to the Closing Date unless prior written approval has been obtained from the Purchaser; and provided, further, that the Sellers shall not seek to reject, or reject, any Contract that is an Executory Contract.

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(c)          Subject to Section 3.3, to the extent that any Executory Contract that is a Purchased Contract requires the payment of Cure Costs in order to be assigned to the Purchaser and assumed pursuant to sections 363 and 365 of the Bankruptcy Code, the Cure Costs related to such Executory Contract shall be paid by the Purchaser. The Purchaser shall not be required to make any payment of Cure Costs for, or otherwise have any Liabilities with respect to, any Contract that is not a Purchased Contract. The Purchaser will cooperate with Sellers in demonstrating the Purchaser’s ability to provide adequate assurance of future performance on its behalf and on behalf of its designees as required under the Bankruptcy Code, including section 365(f)(2)(B) thereof; provided, however, that the Purchaser will not be required to provide any security, guarantees, credit support or other financial accommodations in connection with any Purchased Contract.

(d)          Notwithstanding anything to the contrary herein, the Purchaser may from time to time prior to the Closing in its sole discretion designate any Purchased Contract as an Excluded Contract by providing written notice thereof to the Sellers. Such Contract (i) shall be removed from the schedule of Purchased Contracts on Section 1.1(d)(i) of the Seller Disclosure Schedule and to the extent applicable, removed from the schedule of Executory Contracts on Section 1.1(e) of the Seller Disclosure Schedule, and (ii) shall be added to the schedule of Excluded Contracts on Section 1.1(d)(ii) of the Seller Disclosure Schedule and shall not be deemed to be a “Purchased Contract,” or an “Executory Contract” for all purposes hereunder, in each case, without further action by the parties.

2.7           Further Conveyances and Assumptions. From time to time following the Closing, the Sellers and the Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to the Purchaser and its respective successors or assigns, conveyance of all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by the Purchaser under this Agreement, and to otherwise make effective the transactions contemplated hereby; provided, however, that nothing in this Section 2.7 shall require the Purchaser or any of its Affiliates to purchase any Assets other than the Purchased Assets or assume any Liabilities other than the Assumed Liabilities.

2.8           Assignment to Affiliates of the Purchaser. Prior to the Closing, the Purchaser shall have the right to assign its rights to receive all or any part of the Purchased Assets and its obligations to assume all or any part of the Assumed Liabilities, in each case to one or more Affiliates of the Purchaser by providing written notice to the Company and each such designated Affiliate shall be deemed to be a the Purchaser for all purposes hereunder and under the Ancillary Agreements, except that no such assignment shall relieve the Purchaser of any of its obligations hereunder.

2.9           Effective Time; Proration.

(a)          Subject to the other terms and conditions of this Agreement, possession of the Purchased Assets shall be transferred from the Sellers to the Purchaser at the Closing, but certain financial benefits and burdens of the Purchased Assets, and the ownership thereof, shall be transferred effective as of 7:00 a.m., Mountain Time, on November 1, 2015 (the “Effective Time”), as described below.

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(b)          The Purchaser shall be entitled to all production of Hydrocarbons from or attributable to the Mineral Leases and the Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Purchased Assets at or after the Effective Time and, subject to the terms of this Agreement, shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Should the Purchaser receive after Closing any proceeds or other income to which the Sellers are entitled under Section 2.9(c), the Purchaser shall fully disclose, account for and promptly remit the same to the Sellers. Should the Purchaser pay after Closing any Property Costs for which the Sellers are responsible under Section 2.9(c), the Sellers shall reimburse the Purchaser promptly after receipt of an invoice with respect to such Property Costs.

(c)          The Sellers shall be entitled to all production of Hydrocarbons from or attributable to the Mineral Leases and the Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Purchased Assets prior to the Effective Time and, subject to the terms of this Agreement, shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time. Should the Sellers receive after Closing any proceeds or other income to which the Purchaser is entitled under Section 2.9(b), the Sellers shall fully disclose, account for, segregate and promptly remit the same to the Purchaser. Until remitted to Purchaser or until the Base Purchase Price is reduced in accordance with Section 3.3(b)(ii), such amounts shall be deemed held in trust by Seller and shall not be property of Sellers’ estates or subject to any Liens whatsoever. Should the Sellers pay after Closing any Property Costs for which the Purchaser is responsible under Section 2.9(b), the Purchaser shall reimburse the Sellers promptly after receipt of an invoice with respect to such Property Costs.

Article III
CONSIDERATION

3.1           Base Purchase Price. The purchase price payable by the Purchaser to the Sellers for the Purchased Assets shall be Thirty-Six Million, Seven Hundred Fifty Thousand Dollars ($36,750,000.00) (the “Base Purchase Price”). The Base Purchase Price shall be adjusted in accordance with Section 3.3.

3.2           Performance Deposit. The Parties shall use their commercially reasonable efforts to establish the escrow accounts contemplated by the Escrow Agreement as promptly as practicable following the Execution Date. Within one (1) Business Day following the establishment of the deposit escrow account with the Escrow Agent pursuant to the Escrow Agreement, the Purchaser shall deposit with the Escrow Agent a performance deposit (together with any interest that accrues on such amount in the escrow account, the “Performance Deposit”) in an amount equal to Three Million Six Hundred Seventy-Five Thousand Dollars ($3,675,000.00), which represents ten percent (10%) of the Base Purchase Price, to assure the Purchaser’s performance under this Agreement subject to the terms and conditions of this Agreement. If this Agreement is terminated prior to the Closing, the distribution of the Performance Deposit shall be governed by the provisions of Section 4.6. If Closing occurs, the parties shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release the Performance Deposit to the Sellers and the Performance Deposit shall be credited against the Purchase Price at Closing.

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3.3           Adjustments to Base Purchase Price. The Base Purchase Price shall be adjusted as follows, with the amount resulting from the below adjustments to the Base Purchase Price hereinafter referred to as the “Purchase Price”:

(a)          The Base Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)          an amount equal to all Property Costs attributable to the ownership and operation of the Purchased Assets which are incurred at or after the Effective Time and prior to the Closing Date but paid by the Sellers (as is consistent with Section 2.9), but excluding, for the avoidance of doubt, (A) any Periodic Non-Income Taxes, (B) any income Taxes and (C) any amounts previously reimbursed to the Sellers pursuant to Section 2.9;

(ii)         an amount equal to, to the extent that such amounts have been received by the Purchaser and not remitted or paid to the Sellers in accordance with Section 2.9, all proceeds from the production of Hydrocarbons from or attributable to the Mineral Leases and the Wells prior to the Effective Time, less any applicable Lease Burdens (which shall have been paid or shall be paid by the Purchaser);

(iii)        the amount of all Periodic Non-Income Taxes allocated to the Purchaser in accordance with Section 10.2 but that are paid or otherwise economically borne by the Sellers; and

(iv)        the amount, if any, by which the Estimated Cure Costs set forth on Section 2.6 of the Seller Disclosure Schedule in respect of the Purchased Contracts, taken as a whole, exceed the aggregate actual Cure Costs paid by the Purchaser in respect of the Purchased Contracts, taken as a whole.

(b)          The Base Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)          an amount equal to all Property Costs attributable to the ownership and operation of the Purchased Assets which are incurred prior to the Effective Time but paid by the Purchaser (as is consistent with Section 2.9), but excluding, for the avoidance of doubt, (A) any Periodic Non-Income Taxes, (B) any income Taxes and (C) any amounts previously reimbursed to the Purchaser pursuant to Section 2.9;

(ii)         an amount equal to, to the extent that such amounts have been received by the Sellers and not remitted or paid to the Purchaser in accordance with Section 2.9, all proceeds from the production of Hydrocarbons from or attributable to the Mineral Leases and Wells at and after the Effective Time, less applicable Lease Burdens (which shall have been paid or shall be paid by the Sellers) and any other proceeds attributable to the Purchased Assets at and after the Effective Time;

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(iii)        the amount of all Periodic Non-Income Taxes allocated to the Sellers in accordance with Section 10.2 but that are paid or otherwise economically borne by the Purchaser;

(iv)        the amount, if any, by which the aggregate actual Cure Costs paid by the Purchaser in respect of the Purchased Contracts, taken as a whole, exceed the Estimated Cure Costs set forth on Section 2.6 of the Seller Disclosure Schedule in respect of the Purchased Contracts, taken as a whole; and

(v)         the amount of the Accrued Suspense Funds.

3.4           Preliminary Settlement Statement. No later than five (5) Business Days prior to the Closing Date, the Sellers will provide the Purchaser a good faith preliminary settlement statement (the “Preliminary Settlement Statement”) identifying all adjustments to the Base Purchase Price to be made at Closing (and Sellers’ calculations as to each such adjustment) and the Sellers’ resulting estimate of the Purchase Price as of the Closing (the “Estimated Purchase Price”). Prior to the Closing, the Purchaser may deliver to the Sellers a written report containing any proposed changes the Purchaser may have to the Preliminary Settlement Statement and the parties will confer in good faith upon any such proposed changes. The Preliminary Settlement Statement as agreed upon by the parties will be used to determine the adjustments to the Base Purchase Price at Closing under this Section 3.4. If the parties are unable to reach an agreement as to the Preliminary Settlement Statement, either party shall have the right to file with the Bankruptcy Court a motion seeking approval of the Preliminary Settlement Statement proposed by such party.

3.5           Final Settlement of Purchase Price.

(a)          As soon as reasonably practicable after the Closing but not later than the 60th day following the Closing Date (the “Final Settlement Statement Deadline”), the Sellers shall prepare and deliver to the Purchaser a statement setting forth the final calculation of the adjustments to the Base Purchase Price (and the Sellers’ calculations of each such adjustment) (the “Proposed Final Settlement Statement”). The Sellers shall supply reasonable documentation available to support such calculation. If the Sellers do not deliver to the Purchaser a Proposed Final Settlement Statement on or before the Final Settlement Statement Deadline, the Purchaser shall be entitled to deliver to the Sellers a Proposed Final Settlement Statement, in which case any reference in the portion of this Section 3.5(a) following this sentence to the Sellers shall be deemed to be a reference to the Purchaser and any reference in the portion of this Section 3.5(a) following this sentence to the Purchaser shall be deemed to be a reference to the Sellers. As soon as reasonably practicable but not later than the 30th day following receipt of the Proposed Final Settlement Statement, the Purchaser may deliver to Sellers a written report containing any changes that the Purchaser propose be made to the Proposed Final Settlement Statement; provided that if the Purchaser fail to deliver the Sellers such a written report within such 30 day period, the Proposed Final Settlement Statement shall be the Final Settlement Statement for all purposes under this Agreement. The Sellers may deliver a written report to the Purchaser during this same period reflecting any changes that Sellers proposes to be made to the Proposed Final Settlement Statement as a result of additional information received after the Proposed Final Settlement Statement was prepared. The parties shall undertake to agree on the final statement of the Purchase Price (the “Final Settlement Statement”) no later than 45 days after Sellers’ delivery of the Proposed Final Settlement Statement to the Purchaser. In the event that the parties cannot reach agreement on the Final Settlement Statement within such period of time, each party shall have the right to right to file with the Bankruptcy Court a motion seeking approval of the Preliminary Settlement Statement proposed by such party. The Purchase Price as provided in the Final Settlement Statement is hereinafter referred to as the “Final Purchase Price.”

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(b)          Within ten (10) days after the determination of the Final Settlement Statement:

(i)          If the Final Purchase Price exceeds the Estimated Purchase Price, then the parties shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release the entire Adjustment Escrow Amount to the Sellers and if (A) the amount of such excess is greater than or equal to the Adjustment Escrow Limit, the Purchaser shall pay to the Sellers an amount equal to the Adjustment Escrow Limit (it being understood and agreed by the parties that the Sellers’ receipt of such amount shall be in full satisfaction of any such excess (notwithstanding the fact that such excess was greater than the Adjustment Escrow Limit)) and the Purchaser shall have no further obligations or Liabilities to the Sellers in respect of such excess; or (B) if the amount of such excess is less than the Adjustment Escrow Limit, the Purchaser shall pay to the Sellers an amount equal to such excess; or

(ii)         If the Estimated Purchase Price exceeds the Final Purchase Price, then if (A) the amount of such excess is greater than or equal to the Adjustment Escrow Amount, then the parties shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release the entire Adjustment Escrow Amount to the Purchaser (it being understood and agreed by the parties that the Purchaser’s receipt of such amount shall be in full satisfaction of any such excess (notwithstanding the fact that such excess was greater than the Adjustment Escrow Amount)) and the Sellers shall have no further obligations or Liabilities to the Purchaser in respect of such excess; or (B) if the amount of such excess is less than the Adjustment Escrow Amount, then the parties shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to the Purchaser an amount equal to such excess and to the Sellers the remainder of the Adjustment Escrow Amount.

(c)          All payments made or to be made under this Agreement to the Sellers shall be made by electronic transfer of immediately available funds to the accounts designated by the Sellers in writing to the Purchaser. All payments made or to be made under this Agreement to the Purchaser shall be made by electronic transfer of immediately available funds to the accounts designated by the Purchaser in writing to the Sellers.

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Article IV
CLOSING AND TERMINATION

4.1           Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2, 9.3 and 9.4 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall be deemed to take place at the offices of the Company located at 2549 W. Main Street, Suite 202, Littleton, Colorado 80120 at 10:00 a.m. (New York City time) on (a) the later of (i) the date that is three (3) Business Days following the satisfaction or waiver in writing of all of the conditions to the obligations of the parties set forth in Article IX (other than (x) the conditions to the obligations of the Purchaser set forth in Section 9.1(c) or (y) conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of all conditions at Closing) or (ii) the date that is one (1) Business Day following the satisfaction or waiver in writing of the conditions to the obligations of the Purchaser set forth in Section 9.1(c), or (b) at such other time and date or at such other place as is agreed to in writing by the parties hereto. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.” The transfer of the Purchased Assets and Assumed Liabilities shall be deemed to take place and be effective on the Closing Date at 12:01 a.m. where the Purchased Asset or Assumed Liability resides, exists or arises.

4.2           Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser (or such other Person as may be indicated below):

(a)          one or more duly executed Bills of Sale;

(b)          one or more duly executed Assignment and Assumption Agreements;

(c)          duly executed and acknowledged Assignments of Mineral Leases, including, for the avoidance of doubt, duly executed and acknowledged Mineral Deeds and Royalty Deeds covering the Mineral Interests, in each case in sufficient counterparts to facilitate recording;

(d)          one or more duly executed and acknowledged Assignments of Other Real Property Leases;

(e)          duly executed and acknowledged special or limited warranty deeds conveying title to the Owned Real Property in recordable form;

(f)          with respect to properties operated by the Seller Entities, change of operator forms and other similar forms required by state regulatory authorities or under applicable joint operating agreements (in form reasonably acceptable to Purchaser);

(g)          duly executed and acknowledged assignments of Federal, State and Indian leases on forms prescribed therefor;

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(h)          letters-in-lieu of transfer orders directed to the purchaser of the Hydrocarbons and other remitters of production revenues directing them to make payment to the Purchaser following the Closing or under applicable joint operating agreements (in form reasonably acceptable to Purchaser);

(i)          the officer’s certificates required to be delivered pursuant to Sections 9.1(a) and 9.1(b);

(j)          certificates executed by each Seller that such Seller is not a foreign person within the meaning of section 1445(f)(3) of the Code, which certificates shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation section 1.1445-2(b)(2);

(k)          a complete and correct hard copy or electronic copy of the materials contained in the electronic Dataroom to the extent such materials relate to the Purchased Assets or the Business and were made available to the Purchaser before the Closing;

(l)          a certified copy of the Sale Order;

(m)          in accordance with Section 3.2, a duly executed joint written instruction instructing the Escrow Agent to release the Performance Deposit to the Sellers in accordance with the Escrow Agreement;

(n)          UCC-3, mortgage releases, and other release documents, in form and substance reasonably acceptable to the Purchaser, to evidence the release of any and all Liens arising from or relating to the Notes or the Senior Secured Indenture on the Purchased Assets;

(o)          the Seller’s Records in accordance with Section 8.20;

(p)          a schedule listing the accrued suspense funds as of the Closing (the “Accrued Suspense Funds”); and

(q)          all other deeds, endorsements, assignments and other instruments of conveyance, transfer and release, in form and substance reasonably acceptable to the Purchaser, as may be necessary, to convey and assign the Purchased Assets to the Purchaser and vest title therein in the Purchaser (in each case free and clear of all Liens other than Permitted Liens and Excluded Liabilities).

4.3           Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers (or such other Person as may be indicated below).

(a)          the Closing Payment;

(b)          the Adjustment Escrow Amount to the account designated by the Escrow Agent in the Escrow Agreement;

(c)          one or more duly executed Bills of Sale;

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(d)          one or more duly executed Assignment and Assumption Agreements;

(e)          duly executed and acknowledged Assignments of Mineral Leases, in sufficient counterparts to facilitate recording;

(f)          one or more duly executed and acknowledged Assignments of Other Real Property Leases;

(g)          the officer’s certificates required to be delivered pursuant to Sections 9.2(a) and 9.2(b);

(h)          with respect to properties operated by the Sellers, change of operator forms and other similar forms required by state regulatory authorities prepared by the applicable Seller and executed by the Purchaser;

(i)          duly executed and acknowledged assignments of Federal, State and Indian leases on forms prescribed therefor;

(j)          in accordance with Section 3.2, a duly executed joint written instruction instructing the Escrow Agent to release the Performance Deposit to the Sellers in accordance with the Escrow Agreement;

(k)          letters-in-lieu of transfer orders, prepared by the applicable Seller and executed by the Purchaser, directed to the purchasers of the Hydrocarbons and other remitters of production revenues directing them to make payment to the Purchaser following the Closing.

4.4           Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)          (i) by the Purchaser, upon prior written notice to the Sellers, if the Closing has not occurred by 5:00 p.m. New York time on November 30, 2015 (the “Purchaser Termination Date”); provided, however, that if the Closing has not occurred on or before the Purchaser Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by the Purchaser, then the Purchaser may not terminate this Agreement pursuant to this Section 4.4(a); or (ii) by the Sellers, upon prior written notice to the Purchaser, if the Closing has not occurred by 5:00 p.m. New York time on November 30, 2015 (the “Seller Termination Date”); provided, however, that if the Closing has not occurred on or before the Seller Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by the Sellers, then the Sellers may not terminate this Agreement pursuant to this Section 4.4(a);

(b)          by mutual written consent of the Sellers and the Purchaser;

(c)          by the Purchaser upon the occurrence of a Seller Material Adverse Effect;

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(d)          by the Purchaser, if a Seller breaches any representation or warranty or any covenant or agreement contained in this Agreement, and such breach (i) would result in a failure of a condition set forth in Sections 9.1 or 9.3 and (ii) (A) cannot be cured by the Purchaser Termination Date, or (B) if capable of being cured, has not been cured by the earlier of (x) ten (10) Business Days after the giving of written notice by the Purchaser to the Sellers of such breach (which notice shall specify in reasonable detail the nature of such breach and the Purchaser’s intention to terminate this Agreement if such breach or failure is not cured) and (y) one (1) Business Day prior to the earlier of the Purchaser Termination Date and the date on which this Agreement may otherwise be terminated by the Purchaser in accordance with Section 4.4; provided, that the Purchaser is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Purchaser shall not be able to terminate this Agreement prior to Closing as a result of the breach by the Sellers of any representation or warranty contained in this Agreement (disregarding, for this purpose, any materiality or similar qualification) unless the aggregate effect of all such breaches detracts from the value of the Purchased Assets or the Business by an amount greater than or equal to seven and one half percent (7.5%) of the Base Purchase Price.

(e)          by the Sellers, if the Purchaser breaches any representation or warranty or any covenant or agreement contained in this Agreement, and such breach (i) would result in a failure of a condition set forth in Sections 9.2 or 9.4 and (ii) (A) cannot be cured by the Seller Termination Date, or (B) if capable of being cured, has not been cured by the earlier of (x) ten (10) Business Days after the giving of written notice by the Sellers to the Purchaser of such breach notice (which notice shall specify in reasonable detail the nature of such breach and the Sellers’ intention to terminate this Agreement if such breach or failure is not cured) and (y) one (1) Business Day prior to the earlier of the Seller Termination Date and the date on which this Agreement may otherwise be terminated by the Sellers in accordance with Section 4.4; provided, that no Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(f)          by the Sellers or the Purchaser if there is in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable and pursue such appeal with reasonable diligence unless and until this Agreement is terminated pursuant to this Section 4.4;

(g)          by the Purchaser, if (i) the Sellers accept a Competing Transaction or otherwise designate another Person to be the Winning Bidder in respect of any of the Purchased Assets, or (ii) the Bankruptcy Court shall have entered an Order authorizing the consummation of a Competing Transaction;

(h)          by the Purchaser, if the Bankruptcy Court shall have stated, declared or determined that it will not enter the Sale Order ;

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(i)          by the Purchaser, (x) if the Purchaser is not declared the Winning Bidder at the Auction on or prior to October 21, 2015 or (y) the Sale Order is not entered by November 6, 2015 or the Sale Order shall not have become a Final Order within fourteen (14) days after such date;

(j)          by the Purchaser, if prior to the Closing, any creditor shall obtain relief from the automatic stay with respect to any Purchased Assets (provided that the aggregate value of all Purchased Assets affected by any such relief exceeds $500,000), or if there shall occur a Cash Collateral Order Termination Date; or

(k)          by the Purchaser, if, prior to the Closing, the Bankruptcy Case is converted into a case under chapter 7 of the Bankruptcy Code or dismissed or if a trustee is appointed in the Bankruptcy Case.

4.5           Procedure Upon Termination. In the event of a termination of this Agreement pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other party or parties by the terminating party, and this Agreement shall terminate as described below, and the transactions contemplated by this Agreement shall be abandoned, without further action by the Purchaser or the Sellers except as provided in Section 4.6. If this Agreement is terminated as provided herein, each party shall return or destroy all information of the other party in accordance with the Confidentiality Agreement.

4.6           Effect of Termination.

(a)          In the event that this Agreement is terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and there shall be no liability or obligation on any of the Purchaser or the Sellers, or any of their respective Representatives under this Agreement or in connection with the transactions contemplated hereby; provided, however, that the provisions of this Section 4.6, Article XI (other than, in the case of any termination of this Agreement by the Purchaser, Section 11.3) and, to the extent necessary to effectuate the foregoing enumerated provisions, Sections 1.1, 1.2 and 1.3 hereof, shall survive any such termination and shall be enforceable hereunder; provided, further, that nothing in this Section 4.6 shall be deemed to release Sellers from liability for any breach of this Agreement prior to the date of termination, or fraudulent or criminal acts, the remedies for which shall not be limited by the provisions of this Agreement.

(b)          If this Agreement is terminated (i) by the Sellers pursuant to Section 4.4(a) and, at the time of such termination, the Purchaser is in material breach of this Agreement, (ii) by the Sellers pursuant to Section 4.4(e), or (iii) by the Purchaser otherwise than as expressly permitted by Section 4.4, then the Performance Deposit shall be distributed to the Sellers, but shall not constitute liquidated damages, and the Sellers and the bankruptcy estates shall retain all other rights, remedies, claims counterclaims, and defenses, including the right to seek equitable or injunctive relief..

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(c)          If this Agreement is terminated for any reason other than as provided in Section 4.6(b), then the Performance Deposit shall be returned to the Purchaser.

(d)          The Purchaser and the Sellers shall execute and deliver a joint written instruction to the Escrow Agent within two (2) Business Days following the termination of this Agreement instructing the Escrow Agent to distribute the Performance Deposit as required by this Section 4.6.

(e)          Nothing in this Section 4.6 shall limit the Purchaser’s right to specific performance under Section 11.3 prior to the termination of this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Seller Disclosure Schedule delivered by the Sellers to the Purchaser on the Effective Date, each Seller hereby jointly and severally represents and warrants to the Purchaser that all of the statements contained in this Article V are true and correct.

5.1           Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, subject to the limitations imposed on such Seller as a result of having filed a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business (including the Business) as now conducted and as now proposed to be conducted. Each Seller is duly qualified or licensed to do business in each jurisdiction in which the actions to be performed hereunder or in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary for it to carry on its business (including the Business) as now conducted and as now proposed to be conducted, except where the failure to be so qualified would not be, individually or in the aggregate, material.

5.2           Authorization of Agreement. Subject to entry of the Bidding Procedures Order and the Sale Order and such other authorization as is required by the Bankruptcy Court, each Seller has the requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of each Seller. This Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing shall be duly and validly executed and delivered, by the applicable Seller Entity and (assuming the due authorization, execution and delivery by the other parties hereto and the entry of the Sale Order) this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each applicable Seller Entity enforceable against such Seller Entity in accordance with its respective terms and provisions, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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5.3           Conflicts; Consents of Third Parties.

(a)          Except as set forth on Section 5.3(a) of the Seller Disclosure Schedule, the execution and delivery by each Seller of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party, the consummation of the transactions contemplated hereby and thereby and compliance by such Seller with any of the provisions hereof or thereof do not and shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of any Seller to make any payment under or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the Purchased Assets or cancellation under any provision of: (i) the certificate of incorporation and bylaws or comparable organizational documents of the Sellers; (ii) subject to entry of the Sale Order, any Purchased Contract or Permit to which a Seller Entity is a party or by which any of the properties or assets of such Seller Entity are bound; (iii) subject to entry of the Sale Order, any Order; or (iv) subject to entry of the Sale Order, any applicable Law.

(b)          There are no Necessary Consents. Except as set forth on Section 5.3(b) of the Seller Disclosure Schedule or on Section 5.6(a) of the Seller Disclosure Schedule, and except to the extent not required if the Sale Order is entered, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller Entity in connection with the execution and delivery of this Agreement, the Ancillary Agreements or any other agreement, document or instrument contemplated hereby or thereby to which any Seller Entity is a party, the compliance by the Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Sellers of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except for: (i) the entry of the Sale Order; and (ii) consents that are customarily obtained following the consummation of an asset sale of this type and nature (e.g., consents to assign for Federal, State and Indian leases).

5.4           Financial Statements and Reports.

(a)          The audited consolidated financial statements as of and for the year ended December 31, 2014, and unaudited consolidated financial statements as of and for the six months ended June 30, 2015, of the Company and its subsidiaries included or incorporated by reference in the SEC Filings, are referred to herein as the “Public Financial Statements.” The Public Financial Statements: (i) comply in all material respects with the applicable requirements under the Exchange Act and the rules and regulations of the SEC thereunder; (ii) present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries on the basis stated therein as of the dates and for the applicable periods; and (iii) have been prepared in accordance with GAAP consistently applied for the periods involved, except to the extent disclosed therein.

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(b)          As of the Closing Date, the Pre-Closing Financial Statements: (i) comply in all material respects with the instructions and guidelines promulgated by the Office of the United States Trustee for the preparation of monthly operating reports for business by debtors; and (ii) present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries, the financial position, results of operations and cash flows of the Company and each of its subsidiaries individually and each segment of the Business on the basis stated therein as of the dates and for the applicable periods.

(c)          The Sellers maintain systems of accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets and liabilities.

5.5           Intentionally Blank.

5.6           Compliance with Law; Permits.

(a)          Except as otherwise specifically directed by the Bankruptcy Court or as set forth in Section 5.6(a) of the Seller Disclosure Schedule and except in the case of clauses (i) and (ii) of this Section 5.6(a) where such conduct, failure to obtain, non-compliance or violations would not, individually or in the aggregate, be material: (i) the Sellers own and operate the Purchased Assets and have conducted the Business in accordance with all Laws, Orders and Permits applicable to the Sellers and the Purchased Assets; (ii) the Business is, and at all times has been, in compliance with all applicable Laws, Orders and Permits (including any anti-bribery Laws) and has obtained all approvals necessary for owning and operating the Wells and has made all necessary filings with all Governmental Bodies having jurisdiction necessary for owning and operating the Wells; (iii) to the Knowledge of the Sellers, all Wells that have been drilled, completed and operated, have had all production therefrom accounted for and paid to the Persons entitled thereto, and the Wells have been operated, in material compliance with all applicable Federal, Indian, State and local Laws and applicable rules and regulations of the Federal, Indian, State and local Governmental Bodies having jurisdiction thereof, except for the royalties that are currently held in suspense in accordance with applicable Laws and the Mineral Leases as of the Execution Date that are set forth in Section 5.17(d) of the Seller Disclosure Schedule; (iv) neither the Sellers nor any of the Sellers’ Representatives has received: (A) any written notice or other communication from a Governmental Body that alleges that the Business is not in compliance with any Law, Order or Permit applicable to the Business or the operations of the Business or the Purchased Assets in any material respect; or (B) any written notice or other communication regarding material deficiencies in the compliance practices, procedures, methodologies or methods of the Business or its employees or internal compliance controls, including any complaint, allegation, assertion or claim that the Business or its employees has engaged in illegal practices.

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(b)          Except as set forth in Section 5.6(b) of the Seller Disclosure Schedule and except in the case of clauses (i) and (iii) of this Section 5.6(b) where such failure to make filings or notices, defaults or the failure to hold Permits, would not, individually or in the aggregate, be material: (i) all filings and notices relating to the Mineral Leases, or the ownership or operation thereof, required to be made by the Sellers with all Governmental Bodies have been made by or on behalf of the Sellers; (ii) the Sellers have not received any written notice of a claim that the Sellers are in default in any respect under the terms of any Mineral Lease or under any other agreement, contract or commitment to which any part of such Mineral Lease is subject and the Sellers are not in default in any respect under the terms of any Mineral Lease or under any other agreement, contract or commitment to which any part such Mineral Lease is subject; (iii) the Sellers hold, and to the extent applicable, have timely filed applications to renew, all of the Permits necessary for (A) the operation of the Business as currently conducted and currently proposed to be conducted and the ownership and (B) operation of the Purchased Assets; (iv) all such Permits are valid and in full force and effect, and there are no Legal Proceedings pending or threatened, that are reasonably expected to result in the revocation, cancellation, suspension or modification of any such Permits, and such Permits are transferable to the Purchaser without material expense and without causing such Permits to be revoked, cancelled, suspended or modified; and (v) there are no Legal Proceedings pending or threatened, with respect to any alleged failure to have all Permits required in connection with (A) the operation of the Business as currently conducted and currently proposed to be conducted or (B) in connection with the ownership or operation of the Purchased Assets.

5.7           Other Real Property Leases and Owned Real Property.

(a)          Section 5.7(a) of the Seller Disclosure Schedule contains a list, as of the Execution Date, of all leases, subleases and ground leases of real property used or held for use in the conduct of the Business (including all modifications, extensions or amendments thereto) under which any of the Sellers are a tenant other than the Mineral Leases (as so modified, extended or amended, the “Other Real Property Leases” and the real property leased thereunder, the “Other Leased Real Property”). The Sellers have made available to the Purchaser true, correct and complete copies of all Other Real Property Leases including all amendments, modifications, extensions, renewals, guaranties and other agreements relating thereto. Each of the Other Real Property Leases is in full force and effect and is enforceable in accordance with its terms against the Sellers and each other party thereto, except as where the failure of such Other Real Property Lease to be in full force and effect and enforceable has not had and would not be material. Other than as a result of the commencement of the Bankruptcy Case, none of the Sellers nor any other party to any Other Real Property Lease is in breach or default under any Other Real Property Lease, and no event or condition has occurred that constitutes or would constitute (with or without notice or lapse of time or both), a breach or default on the part of the Sellers or any other party to such Other Real Property Lease, nor have the Sellers received any notice of any such breach, default, event or condition, except, in each case, for any such breach, default, event or condition that, individually or in the aggregate, has not had and would not be material. Except as would not be material: (i) all improvements leased, licensed or otherwise occupied by the Sellers on the Other Leased Real Property are in a state of good working order and repair in all material respects and are adequate and suitable for the purposes which they are currently or intended to be used; and (ii) there are no leases, subleases, licenses, concessions, options or rights of first refusal to purchase or lease, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any Other Leased Real Property or any portion thereof and there are no parties (other than the Sellers) in possession of the Other Leased Real Property or any portion thereof.

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(b)          Section 5.7(b) of the Seller Disclosure Schedule contains a complete list of all real property that is owned in fee by the Sellers (the Sellers’ fee simple interest therein together with all owned buildings, improvements and structures thereon, the “Owned Real Property”. The Sellers own the Owned Real Property in fee simple subject to no Liens except Permitted Liens.

5.8           Title to Purchased Assets.

(a)          Except as set forth on Section 5.8(a) of the Seller Disclosure Schedule, the Sellers own the Purchased Assets free and clear of all Liens (other than Permitted Liens) and, subject to the entry of the Sale Order, at the Closing, the Purchaser shall be vested with Defensible Title to such Purchased Assets, free and clear of all Liens (other than Permitted Liens) and all Excluded Liabilities, to the fullest extent permissible under Law, including section 363(f) of the Bankruptcy Code.

(b)          The Sellers own or lease, subject to their rights and the rights of third parties under joint operating agreements where applicable, all fixed assets, leasehold improvements, vehicles, production equipment, and other personal property currently used in connection with the Business or in connection with the ownership or operation of the Purchased Assets of which a Seller is the operator of record. Section 5.8(b) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all owned or leased personal property used in connection with the Business or in connection with the ownership or operation of the Purchased Assets of which a Seller is the operator of record.

(c)          The Sellers own, lease or otherwise have the right to use all necessary rights of way and related surface damage agreements that are currently used with the operation of the Business or in connection with the ownership or operation of the Purchased Assets or the production, gathering, compression, treatment, storage, sale or disposal of Hydrocarbons, water or other minerals or substances produced from the Mineral Leases.

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5.9           Intellectual Property.

(a)          Section 5.9(a) of the Seller Disclosure Schedule sets forth a complete list of all material unregistered Trademarks included in the Purchased Intellectual Property and domain name registrations included in the Purchased Intellectual Property. None of the Purchased Intellectual Property is subject to registrations or application for registration.

(b)          Except as set forth on Section 5.9(b) of the Seller Disclosure Schedule:

(i)          A Seller Entity owns all Purchased Intellectual Property and has valid rights in and to, including all rights to use, reproduce, publish, distribute, transmit, perform, display, and create derivative works of, as applicable, all such Purchased Intellectual Property as such Intellectual Property is used in the ordinary course of business, in each case, free and clear of all Liens (other than Permitted Liens) and Excluded Liabilities.

(ii)         The Seller Entities have made reasonable efforts to protect and maintain the proprietary nature of each material item of Purchased Intellectual Property and the confidentiality of the confidential Trade Secrets and other confidential information material to the Business.

(iii)        In the operation of the Business as conducted in the ordinary course of business: (A) no Seller Entity is violating, and since the Petition Date, has violated, any Intellectual Property rights of any other Person; and (B) there are no Legal Proceedings, pending or threatened, concerning any claim that a Seller Entity has infringed, diluted, misappropriated, or otherwise violated any Intellectual Property rights of any other Person.

(c)          The Seller Entities take and have taken commercially reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from potential unauthorized use, access, interruption or modification by third parties. The Seller Entities are in compliance with all applicable Laws with regards to the transmission and storage of such information.

5.10        Material Contracts.

(a)          Section 5.10(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Contracts (excluding, for the avoidance of doubt, Permits and Mineral Leases) to which the Sellers are a party or are bound, or by which any of the Purchased Assets are bound, as of the Execution Date, whether or not made in the ordinary course of business, which are material to the operation of the Business and/or the ownership and operation of the Purchased Assets (collectively, the “Material Contracts”). The Sellers have made available to the Purchaser true, correct and complete copies of each Material Contract. Notwithstanding anything to the contrary, “Material Contracts” shall include all Purchased Contracts and all Executory Contracts requiring the payment for services in any twelve month period of in excess of $50,000 or in the aggregate for the remaining term of the Contract after the date of this Agreement of in excess of $100,000.

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(b)          Except as set forth on Section 5.10(b) of the Seller Disclosure Schedule: (i) each Material Contract is a valid and binding agreement of those Sellers that are party thereto, enforceable in accordance with its terms against such Sellers and against each other party thereto; (ii) the Sellers have performed, and each other party thereto has performed or shall perform, each term, covenant and condition of each Material Contract required to be performed; and (iii) other than the commencement of the Bankruptcy Case, no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a breach, violation or default by the Sellers or the other parties thereto under any of the Material Contracts.

(c)          Except as set forth on Section 5.10(c) of the Seller Disclosure Schedule, the Sellers have not, with respect to the Material Contracts or otherwise: (i) become overproduced as to any Well or Mineral Lease so as to have a balancing obligation relative thereto, nor has it otherwise received any quantity of Hydrocarbons to be paid for thereafter other than in the normal cycle of billing; or (ii) received prepayments, advance payments or loans which shall require the performance of services or provision of Hydrocarbons under such Material Contracts on or after the Closing Date without being currently paid therefor other than in the normal cycle of billing. Except as set forth on Section 5.10(c) of the Seller Disclosure Schedule, the Sellers are not obligated, by virtue of any prepayment arrangement, make up right under production sales contract containing a “take or pay” or similar provision, gas balancing agreement, production payment or any other arrangement to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Mineral Leases at some future time without then or thereafter receiving the full contract price therefor. Except as set forth on Section 5.10(c) of the Seller Disclosure Schedule, there is no call upon, option to purchase or similar right to obtain Hydrocarbons from the Mineral Leases in favor of any Person other than pursuant to renewal rights or automatic renewal provisions contained in existing Contracts for the sale of Hydrocarbons.

5.11        Litigation.

(a)          Except for the general pendency of the Bankruptcy Case, or as set forth on Section 5.11(a) of the Seller Disclosure Schedule, there are no Legal Proceedings pending or threatened that affect any of the Purchased Assets or the Business or that could reasonably be expected to give rise to any material Liability of the Purchaser or adversely affect the Purchaser’s ability to conduct the Business after the Closing or the ownership or use by the Purchaser of the Purchased Assets in the operation of the Business after the Closing.

(b)          Except for the general pendency of the Bankruptcy Case, or as set forth on either Section 5.6(a) or Section 5.11(b) of the Seller Disclosure Schedule, there is no Legal Proceeding pending or threatened in writing against the Sellers or any of the Purchased Assets before any Governmental Body, arbitrator, or arbitration panel relating to rentals or royalties payable by the Sellers with respect to any Seller’s interest in the Purchased Assets or Hydrocarbons produced from the Purchased Assets. Neither the Business nor any of the Purchased Assets is subject to any outstanding Order.

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5.12        Tax Matters. Except as set forth on Section 5.12 of the Seller Disclosure Schedule: (a) all material Tax Returns required to be filed by or with respect to the Sellers or the Purchased Assets have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all material respects; (b) the Sellers have fully and timely paid all Taxes owed by the Sellers or owed with respect to the Purchased Assets (whether or not shown on any Tax Return), and have made adequate provision for any Taxes that are not yet delinquent, for all taxable periods, or portions thereof, ending on or before the date hereof; (c) all withholding tax requirements imposed on or with respect to the Sellers and the Purchased Assets have been satisfied in full in all respect; (d) no audit or other proceeding by any Governmental Body is active, pending or threatened with respect to any Taxes due from or with respect to the Sellers or with respect to the Purchased Assets; (e) no Governmental Body has given written notice of any intention to assert any deficiency or claim for additional Taxes against the Sellers or with respect to the Purchased Assets and no claim has been made by any Governmental Body in a jurisdiction where the Sellers do not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (f) all deficiencies for Taxes asserted or assessed against the Sellers or with respect to the Purchased Assets have been fully and timely paid or settled; (g) the Sellers have provided to the Purchaser copies of all Tax audit reports affecting the Purchased Assets or the Business that have been issued with respect to the previous five (5) taxable years of the Sellers; (h) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any deficiency, claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Sellers or with respect to the Purchased Assets for any taxable period and no request for any such waiver or extension is currently pending; (i) there are no Liens for Taxes upon the assets or properties of the Sellers, including the Purchased Assets, except for statutory Liens for current period Taxes not yet delinquent; (j) none of the Purchased Assets constitutes “tax exempt use property” within the meaning of section 168(h)(1) of the Code; and (k) none of the Purchased Assets is property required to be treated as being owned by another person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986. None of the Purchased Assets are held by or subject to any contractual arrangement between the Sellers, on the one hand, and any other person, on the other hand, whether owning undivided interests therein or otherwise, that is classified as a partnership for United States federal tax purposes and no transfer of any part of the Purchased Assets pursuant to this Agreement will be treated as a transfer of an interest or interests in any partnership for federal income tax purposes.

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5.13        Environmental Matters. Except as set forth on Section 5.13 of the Seller Disclosure Schedule, (a) with respect to the Purchased Assets and the Business, no Seller Entity is the subject of any outstanding Order nor has any Seller Entity received any written notice, complaint or inquiry from any Governmental Body or any other Person respecting (i) Environmental Laws, Environmental Permits or Hazardous Materials, or (ii) a Remedial Action; (b) there is no investigation or Legal Proceeding pending or threatened that could reasonably be expected to result in the Sellers or the Purchaser incurring any material Liability pursuant to any applicable Environmental Law in connection with the Purchased Assets or the Business, including without limitation, any such Liability relating to the off-site treatment, storage, recycling or handling of any Hazardous Materials by or on behalf of the Sellers in connection with the Purchased Assets or the Business; (c) there has been no Release of Hazardous Materials and no Person has been exposed to Hazardous Materials at, to, on, under or from the Real Property or in connection with the Business in a manner that could result in material Liability under Environmental Laws; (d) the Sellers are and have been in compliance with Environmental Laws with respect to the Business, the Purchased Assets and the Real Property; and (e) the Sellers have obtained, maintain and are in compliance with, and to the extent applicable, have timely filed applications to renew, all Permits which are required under or pursuant to Environmental Laws (the “Environmental Permits”) for the ownership or the operation of the Purchased Assets and the Business, all such Environmental Permits are valid and in good standing, no Seller Entity has been advised by any Governmental Body of any actual or potential change in the status or terms and conditions of such Environmental Permit, and all material Environmental Permits held by the Sellers in connection with the Purchased Assets and the Business have been made available to the Purchaser. The Sellers have delivered or made available to the Purchaser copies of all reports, assessments or tests with respect to compliance of the Business or the Real Property with any Environmental Laws or the presence or Release of Hazardous Material which are in the possession, custody or control of any Seller Entity. Neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement shall require any notification to or consent of any Governmental Body or the undertaking of any Remedial Actions pursuant to Environmental Laws.

5.14        Labor Matters.

(a)          The Sellers have made available to the Purchaser a true, correct and complete list as of the Execution Date of all Employees, including each Employee’s: (i) name; (ii) job title or function; (iii) job location; (iv) salary or wage rate; and (v) bonus opportunity, commission status or other incentive compensation paid or payable for 2015. Section 5.14(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Service Providers, including each such Person’s: (A) name; (B) function or services provided; (C) job location; and (D) current compensation structure. No Employee or Service Provider is located outside the jurisdiction of the United States.

(b)          No Seller has made any declarative statement to any Employee that such Employee would be retained by the Purchaser or transfer with the Business after the Closing.

(c)          There are no collective bargaining agreements or other Contracts with any labor unions or representatives of employees to which any Seller is a party, bound or subject to, and no such agreements or Contracts are being negotiated or contemplated.

5.15        Employee Benefit Plans.

(a)          Section 5.15(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of: (i) each Employee Benefit Plan; and (ii) a description of any commitment or announcement by any Seller or any of its Affiliates of an intention, to create any additional employee benefit or compensation plans, policies or arrangements for any Employee or Service Provider or to modify, suspend or terminate any Employee Benefit Plan, except as pursuant to any applicable Law. No Employee Benefit Plan is maintained outside of the jurisdiction of the United States.

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(b)          No Employee Benefit Plan is a Multiemployer Plan, and none of the Sellers and its ERISA Affiliates has at any time maintained or contributed to, or had any Liability in respect of, any Multiemployer Plan. No Employee Benefit Plan is a “multiple employer welfare arrangement” as defined in section 3(40) of ERISA.

(c)          With respect to each Employee Benefit Plan: (i) no Legal Proceedings (other than routine claims for benefits) are pending or threatened; (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceedings; (iii) no audit or other Legal Proceeding by the DOL, the IRS or any other Governmental Body is pending or threatened; and (iv) there are no audits or Legal Proceedings initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL.

(d)          As of the Execution Date, all contributions (including all employer contributions and employee salary reduction contributions), premium payments and Liabilities required to be made under the terms of any Employee Benefit Plan in respect of any Employee Benefit Plan or in accordance with applicable Law have been timely made or accrued in accordance with GAAP, and all contributions, premium payments and Liabilities for any period ending on or prior to the Closing Date which are not yet due will, on or prior to the Closing Date, have been paid.

5.16        Brokers or Financial Advisors. No Person has acted, directly or indirectly, as a broker, agent, finder or financial advisor for the Sellers in connection with the transactions contemplated by this Agreement and each agreement, document or instrument contemplated hereby, and no Person is entitled to any fee or commission or like payment in respect thereof, except Canaccord Genuity Inc., whose fees, costs and expenses shall be paid by the Sellers.

5.17        Mineral Leases.

(a)          Section 2.1(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Mineral Leases owned or leased by the Sellers. All of the Mineral Leases are in full force and effect as of the Execution Date, and the Sellers are not in breach or violation of or default in any respect under any Mineral Lease.

(b)          The Sellers have Defensible Title to the Mineral Leases, except as set forth on Section 5.17(b) of the Seller Disclosure Schedule.

(c)          Section 5.17(c) of the Seller Disclosure Letter sets forth with respect to the Undeveloped Leases (i) the approximate total net mineral acres covered by Sellers’ interest in the Undeveloped Leases located in Sellers’ (A) Spyglass Property, in Divide County, North Dakota, and (B) Sheridan, Daniels, and Richland Counties, Montana, and (ii) the approximate total net mineral acres covered by the Undeveloped Leases in each such area subject to lease expirations in each year from 2015 through 2020 and beyond (if applicable).

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(d)          All royalties, overriding royalty interests and other payments due under each of the Mineral Leases and applicable Law have been timely and accurately paid, except (i) to the extent the Sellers were specifically directed not to pay such amounts by the Bankruptcy Court, and (ii) amounts that are being held in suspense as a result of returned mail, checks not negotiated, title issues, or other required actions of the royalty owners in the ordinary course of business, in circumstances that do not provide any third party a right to terminate any such Mineral Lease. Section 5.17(d) of the Seller Disclosure Schedule lists the accrued suspense funds as of the Execution Date.

5.18        Wells.

(a)          Section 2.1(d) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Wells owned by the Sellers for use in connection with the Business as of the Execution Date. All Wells operated by the Sellers and, to the Knowledge of the Sellers, all Wells operated by third parties in which the Sellers have a working interest, have been drilled and completed at locations, and within the limits, permitted by Governmental Body, all applicable leases, contracts, and pooling, spacing or unit agreements. Section 2.1(d) of the Seller Disclosure Schedule indicates the Wells in which any Seller is the operator of as of the Execution Date. There is no pending vote, or any outstanding request for a vote (whether written or oral), to have any Seller removed as operator of any of the Wells for which any Seller is currently designated as the operator.

(b)           No Well is subject to penalties on allowables due to overproduction prior to the Execution Date or any other violation of Law.

(c)          Except as set forth on Section 5.18(c) of the Seller Disclosure Schedule, there are no Wells that: (i) Seller is currently obligated by any applicable Law or Contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all respects with applicable Law or Contract.

(d)          Section 5.18(d) of the Seller Disclosure Schedule contains a list of all Wells operated by Sellers that are inactive as of the Execution Date. All Wells included in the Purchased Assets that are being utilized as water supply or salt water disposal wells are properly permitted and equipped for such operations.

5.19        Sale Contracts. Except as set forth on Section 5.19 of the Seller Disclosure Schedule and except for (a) contracts governing the sale of oil or gas in the ordinary course of business which are terminable by the Sellers without penalty on thirty (30) or fewer days’ notice, or (b) the disposition in the ordinary course of business of equipment no longer suitable for or used in oil and gas field operations, there are no Contracts or options to which any of the Sellers is a party outstanding for the sale, exchange or transfer of any of the Sellers’ interest in the Purchased Assets or any portion thereof.

5.20        Gas Imbalances. Except as set forth on Section 5.20 of the Seller Disclosure Schedule, there do not exist, as of the most recent date for which information is available that is set forth on Section 5.20 of the Seller Disclosure Schedule, any gas imbalances (gathering, processing, transportation or otherwise) that are associated with the Purchased Assets that would require a payment to a third party and for which the Purchaser would (following consummation of the transactions contemplated hereby) be responsible.

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5.21        Preferential Purchase Rights. Except as set forth on Section 5.21 of the Seller Disclosure Schedule, there are no Preferential Purchase Rights relating to any of the Purchased Assets.

5.22        Current Commitments. Section 5.22 of the Seller Disclosure Schedule sets forth, as of the Execution Date, all authorities for expenditures relating to the Purchased Assets to drill or rework the Wells or for other capital expenditures pursuant to the Purchased Contracts or otherwise for which all of the activities anticipated in such authorities for expenditures or commitments have not been completed by the Execution Date.

5.23        Powers of Attorney. There are no Persons holding a power of attorney on behalf of the Sellers that would enable any such Person to sell, convey, assign, lease, encumber or otherwise transfer or dispose of any of the Purchased Assets.

5.24        Intentionally Blank.

5.25        Suitability of Purchased Assets.

(a)          The Purchased Assets constitute all the assets used or held for use by the Sellers in connection with or otherwise related to the Business, other than the Excluded Assets.

(b)          Since September 30, 2014, there has been no condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Purchased Assets or the Business which has not subsequently been completely repaired, replaced or restored.

5.26        Insurance and Bonds. Section 5.26 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all insurance policies of the Sellers which insure the Business or any of the Purchased Assets, and a true, correct and complete list of all letters of credit, surety bonds and performance bonds required to be obtained by the Sellers in connection with the Business. All such insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing have been paid, and other than has been disclosed on Section 5.26 of the Seller Disclosure Schedule, no notice of cancellation or termination has been received with respect to any such insurance policy.

5.27        Affiliate Transactions. Except as set forth in Section 5.27 of the Seller Disclosure Schedule, no current or former director, officer, employee, Affiliate or Representative of the Business (nor any spouse or child of any of such Persons, or any trust, partnership or corporation in which any of such Persons has a material economic interest): (a) owns any property, assets, interests and rights, tangible or intangible, that is a Purchased Asset or that is material to the conduct of the Business; (b) has filed or otherwise has any Legal Proceeding against the Business; (c) is a controlling Affiliate of any customer or supplier of the Business; or (d) is a party to or the beneficiary of any Contract with the Business.

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5.28        Sellers as Debtor in Possession; No Trustee. From the Petition Date through the Execution Date, the Sellers have been at all times in their Bankruptcy Case debtors-in-possession pursuant to section 1107 of the Bankruptcy Code, no trustee or examiner has been appointed in the Bankruptcy Case and no motion has been filed requesting the appointment of a trustee or examiner.

5.29        Required Notices. The Sellers have complied with all notice provisions of the Bankruptcy Laws. Without limiting the generality of the foregoing, the Sellers have delivered adequate notice of the sale of the Purchased Assets free and clear of all Liens (other than Permitted Liens) and Excluded Liabilities to (a) each Person who is the beneficiary of or a holder of any Lien in and to any of the Purchased Assets, (b) each counterparty to each of the Purchased Contracts and each of the Excluded Contracts, (c) each Person holding or asserting any Net Revenue Interest or Working Interest in the Purchased Assets or to whom there are owed any amounts and (d) each Person who is the beneficiary of any Lease Burdens burdening the Mineral Leases or production therefrom.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers that:

6.1          Organization and Good Standing. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the state of its organization.

6.2          Authorization of Agreement. The Purchaser has the requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or similar action on the part of the Purchaser. This Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which the Purchaser is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby to be delivered at or prior to Closing shall be duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which the Purchaser is a party constitutes the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its respective terms and provisions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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6.3          Conflicts; Consents of Third Parties.

(a)          The execution and delivery by the Purchaser of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which the Purchaser is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by the Purchaser with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of the Purchaser; (ii) any Contract or Permit to which the Purchaser is a party or by which any of the properties or assets of the Purchaser are bound; (iii) any Order; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)          No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which the Purchaser is a party, the compliance by the Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the taking by the Purchaser of any other action contemplated hereby or thereby, except for (i) the entry of the Sale Order and (ii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.4          Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser, or to which the Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Purchaser is not subject to any Order, except to the extent the same would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.5          No Other Representations or Warranties. The Purchaser acknowledges that the Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Sellers in this Agreement, the Assignment and Assumption Agreement, and the other Ancillary Agreements, and each other agreement, document or instrument contemplated hereby or thereby.

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Article VII
BANKRUPTCY COURT MATTERS

7.1           Competing Transaction. The Sellers acknowledge and agree that they have exercised their discretion under the Bidding Procedures Order to modify the procedures and requirements thereunder and accordingly, the Purchaser is a “Qualified Bidder” and the transactions contemplated by this Agreement constitute a “Qualified Bid” in respect of the Bidding Procedures Order. The provisions of this Agreement will supersede any conflicting provision in the Bidding Procedures Order. From and after the Execution Date, the Sellers agree not to, and to cause their respective Representatives and Affiliates not to, initiate contact with, or solicit or encourage the submission of, any inquiries, proposals, or offers by any Person (other than the Purchaser and its respective Affiliates and Representatives) with respect to any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of (i) all, or substantially all of, the Purchased Assets or (ii) portions of the Purchased Assets that constitute less than all or substantially all of the Purchased Assets, to a purchaser or purchasers other than the Purchaser or effecting any other transaction, including any credit bid transactions, the consummation of which would be substantially inconsistent with the transactions contemplated by this Agreement to the extent, but only to the extent, that the Company is permitted or required by the Bidding Procedures Order (a “Competing Transaction”).

7.2           Bankruptcy Court Filings. Following the Execution Date, the Sellers shall thereafter pursue diligently the entry of the Sale Order, and the Purchaser agrees that it shall promptly take such actions as are reasonably requested by the Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by the Purchaser of the Purchased Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by the Purchaser under this Agreement and demonstrating that the Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. In the event that the entry of the Sale Order is appealed or a stay pending appeal is sought, the Sellers shall diligently oppose the appeal or the stay pending appeal and seek the dismissal of any appeal (including a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation). Notwithstanding the foregoing, any resulting amendments, supplements or other modifications to this Agreement or any Ancillary Agreement or resulting changes to the Bidding Procedure Order and the Sale Order shall be subject to the Purchaser’s approval acting in its sole discretion. The Sellers shall provide the Purchaser with drafts of any and all pleadings and proposed orders to be filed or submitted in connection with this Agreement and the transactions contemplated hereby sufficiently in advance of the proposed filing date so as to permit the Purchaser sufficient time to review and comment on such drafts, and such pleadings and proposed orders shall be in form and substance reasonably acceptable to the Purchaser. The Sellers shall give the Purchaser reasonable advance notice of any hearings regarding the motions required to obtain the issuance of the Sale Order and the Purchaser shall have the right to attend and seek to be heard at any such hearings.

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Article VIII
COVENANTS

8.1           Access and Information.

(a)          From the Execution Date through the Closing Date, the Purchaser shall be entitled, through its officers, employees, consultants and Representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business, including the conduct of environmental assessments of the Real Property and title checks, and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records. From the Execution Date through the Closing Date, the Sellers shall also provide the Purchaser with unrestricted 24/7 access to the Purchased Assets and the Seller’s Records and use their commercially reasonable efforts to provide the Purchaser with access to all vendors, services providers, consultants, pumpers, purchasers of productions, gatherers, processors, lessors, landowners and other Persons with whom the Seller Entities have a commercial relationship with respect to the Purchased Assets. With respect to Purchased Assets operated by third parties, any access shall be subject to the consent of such third party operators, which consent Seller shall use commercially reasonable efforts to obtain. The Sellers shall direct and use their commercially reasonable efforts to cause the other Seller Entities and their respective officers, employees, consultants, agents, accountants, attorneys and other Representatives to cooperate with the Purchaser and the Purchaser’s Representatives in connection with such access, investigation and examination. No investigation by the Purchaser or its Representatives prior to or after the Execution Date shall affect or be deemed to modify any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement. From the Execution Date through the Closing Date, the Sellers shall promptly deliver or make available to the Purchaser all material pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding related to the Business, the Purchased Assets and the transactions contemplated by this Agreement. It is understood that if a third-party operator, and not any Seller or Affiliate of any Seller, controls access to any of the Real Property or other property that constitute Purchased Assets, the Sellers shall use all commercially reasonable efforts to cause such operator(s) to permit the Purchaser to have access to such Purchased Assets. From and after the Execution Date, the Seller’s shall also use their commercially reasonable efforts to assist the Purchaser in transitioning the field and back office operations of the Purchased Assets by the Sellers to the Purchaser at Closing.

(b)          The Purchaser shall indemnify and hold harmless Sellers from and against any and all claims arising from the Purchaser’s inspection of the Purchased Assets (including claims for personal injuries, property damage and reasonable documented attorneys’ and experts’ fees) AND SPECIFICALLY INCLUDING THOSE CLAIMED TO BE ATTRIBUTABLE TO, ARISING OUT OF, OR CAUSED BY THE NEGLIGENCE OR STRICT LIABILITY OF THE SELLERS, WHETHER IN WHOLE OR IN PART, BUT EXCLUDING CLAIMS TO THE EXTENT CAUSED BY THE SELLERS’ WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

(c)          From the Execution Date until the Closing Date, the Sellers shall provide to the Purchaser within fourteen (14) days after each fiscal calendar month beginning on the first day of the first fiscal calendar month after the Execution Date until the Closing Date, monthly financial data, operating statements and information as is regularly prepared for the Sellers’ internal use in respect of the Business, including the monthly operating statements required to be filed with the Bankruptcy Court. Such financial information described this Section 8.1(c) (the “Pre-Closing Financial Statements”) shall be prepared by the Sellers in good faith in accordance with the Company’s policies for preparation of such financial information and the books of account and records of the Business and shall comply in all material respects with the instructions and guidelines promulgated by the Office of the United States Trustee for the preparation of monthly operating reports for business by debtors.

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8.2           Actions Pending the Closing.

(a)          Except (1) as required by applicable Law or by the Bankruptcy Case, (2) as otherwise expressly contemplated by this Agreement, or (3) with the prior written consent of the Purchaser, during the period from the Execution Date to and through the Closing Date, the Sellers shall, and shall cause the other Seller Entities to:

(i)          conduct the Business (A) in substantially the same manner as conducted as of the Execution Date in the ordinary course of business and (B) as a reasonable prudent operator, in a good and workmanlike manner, in accordance with good oilfield practice, and in compliance with applicable Law;

(ii)         use their commercially reasonable efforts to (A) maintain and preserve the business organization and management of the Business intact, (B) keep available the services of the Employees, and (C) maintain the existing relations with customers, distributors, suppliers, creditors, business partners, Service Providers, Employees and others having business dealings with the Business;

(iii)        file all material Tax Returns and pay or deposit all material Taxes on a timely basis in the ordinary course of business during the pendency of the Bankruptcy Case;

(iv)        (A) maintain all Purchased Assets in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto in the ordinary course of business, (B) maintain the Seller’s Records in accordance with good industry practice, and (C) defend and protect the Purchased Assets from infringement or deterioration;

(v)         pay all undisputed accounts payable and collect all accounts receivable in the ordinary course of business and consistent with the Cash Collateral Order; and

(vi)        comply with all applicable Laws (including Environmental Laws) in all material respects.

(b)          Except (1) as required by applicable Law or permitted within the Bankruptcy Case, (2) as permitted under the Cash Collateral Order, (3) as otherwise contemplated by this Agreement, or (4) with the prior written consent of the Purchaser, during the period from the Execution Date to and through the Closing Date, the Sellers shall not, and shall cause the other Seller Entities not to:

(i)          permit, offer, agree or commit (in writing or otherwise) to permit, any of the Purchased Assets to become subject, directly or indirectly, to any Lien or Legal Proceeding, except for any Permitted Liens;

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(ii)         enter into any Contract for the direct or indirect sale (whether by merger, sale of assets or stock, or otherwise), transfer, financing, assignment, conveyance, lease recapitalization or other disposition of the Business as a whole or any Purchased Asset (including any Hydrocarbon sales, supply, or exchange contract, but excluding, any disposition in connection with the plugging and abandoning of dry or non-commercial Wells) or that otherwise affects any Purchased Asset or the ability of the Purchaser to determine the number of Employees (if any) it will be hiring, their qualifications and their terms and conditions of employment; provided, that this Section 8.2(b)(ii) shall not be deemed to prohibit the Sellers from entering into Contracts for the purchase, gathering, processing, transportation, and sale of Hydrocarbon production in the ordinary course of business; provided, however, that each such Contract is terminable by the applicable Seller without penalty upon sixty (60) days or less notice;

(iii)        other than in the ordinary course of business (A) enter into any Contract that would constitute a Material Contract, if in effect on the Execution Date, or (B) assume, amend, modify or terminate any Material Contract to which a Seller Entity is a party or by which any Seller Entity is bound and that is used in or related to the Business or the Purchased Assets (including any Purchased Contract), or fail to exercise any renewal right with respect to any Material Contract (including any Real Property Lease) that by its terms would otherwise expire;

(iv)        move any equipment, machinery, or other Purchased Assets from the facilities of the Business, except for the movement in the ordinary course of business of any personal property, fixtures, equipment or other Purchased Assets related to a Well that has been plugged and abandoned as dry or non-commercial;

(v)         make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment relating to the Business, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Business, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(vi)        increase the compensation or benefits (including granting any bonuses, whether monetary or otherwise) of any current or former Employee or Service Provider;

(vii)       grant or increase any severance, retention, change-of-control or similar payments to any current or former Employee or Service Provider other than as provided for in any Employee Benefit Plan or written Contract made available to the Purchaser prior to the Execution Date; or

(viii)      enter into any collective bargaining agreement or similar Contract;

(ix)         compromise any Indebtedness or claim or waive or release any right of the Seller Entities that constitutes a Purchased Asset;

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(x)          assign, sublet, pledge, encumber, terminate, amend or modify in any manner any Real Property;

(xi)         permit the lapse of any right relating to the Purchased Intellectual Property or any other intangible Purchased Asset;

(xii)        use any Purchased Asset (other than cash or cash equivalents of the Business) to pay for any cost or expense arising out of or relating to the transactions contemplated hereby;

(xiii)       enter into any Contract to license any Purchased Intellectual Property or renew, extend, expand or otherwise amend the terms of any existing Intellectual Property License;

(xiv)      commit to participate in the drilling of any new Well, other new operations on the Real Property or commence capital projects in each case that are (A) inconsistent with the terms of the Cash Collateral Order or the Approved Budget or (B) in excess of $25,000 in the aggregate to all working interest owners in the applicable Purchased Assets;

(xv)       take any action to amend, restate or otherwise modify the Approved Budget;

(xvi)      merge or consolidate any Seller Entity with any other Person or acquire any business or equity interests or any other Person;

(xvii)     take (or fail to take) any action that would constitute or result in an Event of Default (as defined in the Cash Collateral Order);

(xviii)    maintain insurance in a manner consistent with the insurance policies set forth on Section 5.26 of the Seller Disclosure Schedule;

(xix)       commence, settle or compromise any Legal Proceeding that affects any of the Purchased Assets or the Business or that could reasonably be expected to adversely affect the Purchaser’s ability to conduct the Business after the Closing or the ownership or use by the Purchaser of the Purchased Assets in the operation of the Business after the Closing; or

(xx)        take, or agree, commit or offer (in writing or otherwise) to take, (A) any actions in violation of this Section 8.2(b) and/or (B) any actions outside of the ordinary course of the Sellers’ business as of the Execution Date.

8.3           Consents and Permits. The Sellers shall use their best efforts, and the Purchaser shall use its commercially reasonable efforts and shall cooperate with the Sellers, to obtain at the earliest practicable date all consents and approvals contemplated by this Agreement, including, the consents and approvals referred to in Section 5.3(b) hereof and the Necessary Consents. The Purchaser and the Sellers shall use their commercially reasonable efforts to obtain the issuance, or transfer of, all Permits (including Environmental Permits) required to be issued, transferred or reissued to the Purchaser in connection with the acquisition of the Purchased Assets and the operation of the Business by the Purchaser following the Closing Date. The Sellers shall use their best efforts, and the Purchaser shall use its commercially reasonable efforts, to give and make all notices and reports that the Sellers or the Purchaser are required to make to the appropriate Governmental Bodies and other Persons with respect to the Permits (including Environmental Permits) that may be necessary for the sale of the Purchased Assets to the Purchaser at the Closing.

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8.4           Further Assurances.

(a)          Subject to the other provisions of this Agreement, the Purchaser and each Seller shall use their commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, (ii) provide the other parties with reasonable cooperation and take such actions as such other parties may be reasonably request in connection with the consummation of the transactions contemplated by this Agreement, (iii) at or following the Closing (to the extent applicable), execute and deliver such additional documents, instruments, assignments, conveyances and assurances (including with respect to the Owned Real Property (but excluding, for purposes of clarification, any Mineral Leases or Owned Real Property that is fee minerals only), all such affidavits, certificates and other instruments as may be required by a nationally recognized title company or as reasonably requested by the Purchaser for purpose of issuing title insurance policies to the Purchaser, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, and (iv) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Purchaser and the Sellers shall use its commercially reasonable efforts to defend any Legal Proceedings which would prevent the condition to Closing described in Section 9.3(a) from being satisfied, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body with respect thereto vacated or reversed, and shall cooperate with each other in connection with the foregoing.

(b)          If after the Closing, (i) the Purchaser holds any Excluded Assets or Excluded Liabilities or (ii) any Seller Entity holds any Purchased Assets or Assumed Liabilities (including any proceeds, income, revenues, monies and other items attributable to the Purchased Assets), the Purchaser or the applicable Seller Entity, shall promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other party. Prior to any such transfer, the party receiving or possessing any such asset shall hold it in trust for such other party. The Sellers hereby grant the Purchaser an irrevocable power of attorney to endorse such checks, drafts and other instruments, and any check, draft or other instrument arising from and after the Closing that constitute Purchased Assets issued in the name of the Sellers.

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8.5           Publicity. The initial press release concerning this Agreement and the transactions contemplated hereby shall be in a form agreed to by the parties. Prior to the Closing, none of the parties hereto shall issue any press release concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval shall not be unreasonably withheld, denied, conditioned or delayed, unless such disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement; provided, however, that the party intending to make such release uses its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof to the extent practicable. After the Closing, the parties may issue public announcements regarding the transactions contemplated hereby so long as such announcements, in the case of announcements made by the Sellers, do not disclose the specific terms or conditions of this Agreement except where such terms and conditions have already been disclosed as required by Law, applicable stock exchange regulation or in filings that any Seller has made in the Bankruptcy Court; provided, however, that the issuing party shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof to the extent practicable.

8.6           Notification of Certain Matters.

(a)          From time to time prior to the Closing, the Sellers shall promptly deliver written notice to the Purchaser of (i) any event, change, effect, condition, state of facts, or occurrence that comes to the Knowledge of Sellers that (A) would reasonably be expected to (x) cause a breach of the Sellers’ covenants under this Agreement, (y) render the satisfaction of the conditions in Section 9.1 or Section 9.3 reasonably unlikely to be fulfilled, or (z) prevent, prohibit or delay the Closing, (B) would reasonably be expected to constitute a Seller Material Adverse Effect; or (C) that, if occurring or arising or in existence before or on the date of this Agreement would have caused a representation or warranty of the Sellers to be inaccurate or deficient; (ii) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement; and (iii) the commencement of any Legal Proceedings relating to the Business or the Purchased Assets. The delivery of any notice pursuant to this Section 8.6(a) shall not have any effect on the satisfaction of the condition to closing set forth in Section 9.1(a) or the Purchaser’s right to terminate the Agreement pursuant to Section 4.4(c), and shall not be deemed to amend or supplement any Section of the Seller Disclosure Schedule, limit or otherwise affect any remedies available to the Purchaser or prevent or cure any misrepresentations or breach of warranty.

(b)          From time to time prior to the Closing, the Purchaser shall promptly deliver written notice to the Sellers of (i) any event, change, effect, condition, state of facts, or occurrence that comes to the knowledge of the Purchaser that (A) would reasonably be expected to (x) cause a breach the Purchaser’s covenants under this Agreement, (y) render the satisfaction of the conditions in Section 9.2 or Section 9.3 reasonably unlikely to be fulfilled, or (z) prevent, prohibit or delay the Closing, (B) would reasonably be expected to constitute a Purchaser Material Adverse Effect; or (C) that, if occurring or arising or in existence before or on the date of this Agreement would have caused a representation or warranty of the Purchaser to be inaccurate or deficient; and (ii) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 8.6(b) shall not have any effect on the satisfaction of the condition to closing set forth in Section 9.2(a) or Sellers’ right to terminate the Agreement pursuant to Section 4.4(d), and shall not be deemed to limit or otherwise affect any remedies available to the Sellers or prevent or cure any misrepresentations or breach of warranty.

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8.7           Casualty and Insurance.

(a)          The Sellers shall maintain until Closing all existing insurance policies relating to the Business or the Purchased Assets (the “Seller Policies”), at their sole cost and expense. If, between the Execution Date and the Closing, any of the Purchased Assets shall be damaged or destroyed by fire, theft, vandalism or other casualty event, or become subject to any condemnation or eminent domain proceeding, the Sellers shall promptly notify the Purchaser in writing of such fact and the Purchaser shall have the option to (i) acquire such Purchased Assets on an “as is” basis and take an assignment from the Sellers of any and all insurance proceeds payable to the Sellers, and any and all third party claims of Sellers, in respect of such event, (ii) elect to exclude such Purchased Asset from this Agreement, or (iii) in the event such event would have a Seller Material Adverse Effect, terminate this Agreement and the transactions contemplated hereby.

(b)          The Sellers shall add the Purchaser (or cause the Purchaser to be added) as an additional insured or loss payee, as applicable, on each Seller Policy for the duration of each Seller Policy as is in effect on the Execution Date, effective as of the Closing Date. For the avoidance of doubt, except for insurance policies that expire prior to the Closing Date (which Sellers shall be required to maintain through the Closing Date in accordance with Section 8.2), the Sellers shall not be required to renew any Seller Policy beyond the duration that is in effect on the Execution Date. The Purchaser shall be entitled to insurance proceeds paid under such Seller Policies with respect to any claim relating to a Purchased Asset or an Assumed Liability or the Business generally from and after the Closing Date.

8.8           Use of Names. After the Closing, the Sellers shall, and shall cause the Seller Entities to, promptly discontinue use of and, as applicable, remove from any buildings, signs, vehicles or other asset or property of any Seller Entity, any Trademarks included in the Purchased Intellectual Property and any variations thereof.

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8.9           Confidentiality. The Purchaser acknowledges and understands that this Agreement may be publicly filed in the Bankruptcy Court and further made available by the Sellers to prospective bidders and that, except as prohibited herein, such disclosure shall not be deemed to violate any confidentiality obligations owing to the Purchaser, whether pursuant to this Agreement or otherwise. The Sellers acknowledge and agree that from and after the Closing, all non-public information relating to the Business, including the Purchased Assets and the Assumed Liabilities, shall be valuable and proprietary to the Purchaser and its Affiliates. The Sellers agree that, from and after the Closing, no Seller shall, and the Sellers shall cause the other Seller Entities not to, disclose to any Person any information relating to the Purchaser and its Affiliates, or the Business, including the Purchased Assets and the Assumed Liabilities, except as required by Law or as otherwise becomes available in the public domain other than through any action by any Seller in violation of its obligations under this Section 8.9; provided, however, that the Sellers shall use their commercially reasonable efforts, and shall cause the other Seller Entities to use their commercially reasonable efforts, consistent with such applicable Law requirement to consult with the Purchaser with respect to the text thereof to the extent practicable. The Sellers acknowledge and agree that the remedies at law for any breach or threatened breach of this Section 8.9 by any Seller Entity are inadequate to protect the Purchaser and its respective Affiliates and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, without prejudice to any other rights or remedies otherwise available to the Purchaser or its respective Affiliates, each party acknowledges and agrees that upon any breach or threatened breach by a Seller Entity of the terms and conditions of this Section 8.9, the Purchaser and its respective Affiliates, as applicable shall be entitled to immediate injunctive relief and to an order restraining any threatened or future breach from any court of competent jurisdiction without proof of actual damages or posting of any bond in connection with any such remedy. The provisions of this Section 8.9 shall survive the Closing.

8.10        Employee Matters.

(a)          The Sellers shall promptly update the list of Employees provided pursuant to Section 5.14(a) of the Seller Disclosure Schedule to reflect any and all employment or service hirings or terminations occurring prior to the Closing Date, with the final such update to occur no later than five (5) Business Days prior to the Closing Date (it being understood that the Sellers will inform the Purchaser in writing of the termination of employment or services of an Employee or Service Provider following the date hereof). In addition, the Sellers shall provide the Purchaser no later than five (5) Business Days following the Closing Date a true, correct and complete list of any and all employment losses (within the meaning of the WARN Act) incurred by the Sellers during the ninety (90) day period prior to and including the Closing Date.

(b)          The Sellers shall provide the Purchaser, upon execution of this Agreement, with access to the Employees at times and in a manner reasonably acceptable to the Seller, and with information reasonably requested by the Purchaser with respect to compensation and benefits of the Employees. The Purchaser or one of its Affiliates may (but is not obligated to) offer employment to such Employees as it may determine in its sole discretion (the “Offered Employees”). Any Offered Employees who (i) accept the offer of employment from the Purchaser or one of its Affiliates and (ii) commence employment with the Purchaser or one of its Affiliates as of immediately following the Closing shall be referred to herein as the “Transferred Employees.” Unless a written acceptance of an offer of employment is required by applicable Law, an Offered Employee who is actively at work with the Purchaser or one of its Affiliates as of the Closing Date and continues employment shall be deemed to have accepted the offer of employment from the Purchaser or one of its Affiliates, unless such Offered Employee specifically declines such offer of employment.

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(c)          The employment of any Transferred Employee with the Purchaser or one of its Affiliates shall commence immediately upon the Closing and shall be deemed, for all purposes, consistent with applicable Law and except as otherwise expressly provided herein, to have occurred with no interruption or break in service and no termination of employment; provided, however, that any Inactive Employee shall not be considered a Transferred Employee unless and until such Inactive Employee returns to active status pursuant to the following sentence, and notwithstanding anything herein to the contrary, the Purchaser and its Affiliates shall only be responsible for Liabilities relating to the Inactive Employee from and after the date such Inactive Employee becomes a Transferred Employee. The employment of any Inactive Employee with the Purchaser or one of its Affiliates, as applicable, shall be effective upon his or her return to active work, provided that the Inactive Employee reports to work with the Purchaser or one of its Affiliates, as applicable, within fifteen (15) days after the end of any such approved leave and, to the extent permitted by applicable Law, in no event later than one hundred twenty (120) days following the Closing Date, and, as of such date, such Inactive Employee shall be a Transferred Employee. Each Transferred Employee shall be hired on an “at will” basis unless otherwise agreed by the Purchaser.

(d)          The Sellers shall terminate, or shall cause to be terminated, the employment of all Transferred Employees effective as of the Closing or, with respect to any Inactive Employee who becomes a Transferred Employee after the Closing Date in accordance with Section 8.10(c), upon their return to active work with the Purchaser or one of its Affiliates, as applicable. Subject to, and effective as of, the Closing, the Sellers shall offer to each of the Transferred Employees a waiver and release from any and all contractual, common law or other restrictions enforceable by the Sellers and their respective Affiliates on the employment, activities or other conduct of such individuals after their termination of employment with the Sellers except with respect to obligations related to confidentiality and trade secrets which shall become effective upon such Transferred Employee’s execution of a mutual release of liability between such Transferred Employee and the Sellers releasing any and all claims against each other, other than those that arise out of intentional misconduct, fraud, breaches of confidentiality or theft of trade secrets. Prior to the Closing Date, and to the extent necessary to implement this sentence, the Sellers shall cause to be taken all actions as may be reasonably required to amend any Employee Benefit Plan and take or cause to be taken all other action as may be reasonably required to provide that severance or separation payments shall not be payable to any Transferred Employee on account of such employee’s termination of employment with the Sellers and its Affiliates.

(e)          Pursuant to the “Standard Procedure” provided in section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320, (i) the Purchaser and the Sellers shall report on a predecessor/successor basis as set forth therein, (ii) the Sellers will not be relieved from filing a Form W-2 with respect to any Transferred Employees for any tax period ending immediately prior to the Closing Date and the tax year including the Closing Date with respect to the portion of such year that such Transferred Employee was employed by the Sellers and their Affiliates, and (iii) the Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Transferred Employees are employed by the Purchaser that includes the Closing Date, excluding the portion of such year that such Transferred Employees were employed by the Sellers and their Affiliates.

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(f)           The Purchaser shall be responsible for all workers’ compensation claims relating to any Transferred Employees if the incident or alleged incident giving rise to the claim occurred after the Closing Date. The Sellers shall be responsible for all workers’ compensation claims relating to any Transferred Employees if the incident or alleged incident giving rise to the claim occurred on or prior to the Closing Date.

(g)          With respect to any accrued but unused vacation or paid time-off benefits (“Accrued PTO”) to which any Transferred Employee is entitled pursuant to the vacation policy or other arrangement applicable to such Transferred Employee immediately prior to the Closing as reflected in Section 5.15(a) of the Sellers Disclosure Schedule, the Purchaser shall, or shall cause its Affiliate to, either (i) allow such Transferred Employee to use such Accrued PTO or (ii) to the extent permitted by applicable Law, pay or have Seller pay (at Seller’s expense) any or all of the value of such Accrued PTO to such Transferred Employee in cash.

(h)          Nothing herein, express or implied, shall confer upon any other Persons (including any current or former employee of the Seller, the Purchaser or any of their respective Affiliates) any rights or remedies hereunder, including any right to employment or continued employment for any specified period or continued participation in any Employee Benefit Plan or other benefit plan, or any nature or kind whatsoever under or by reason of this Agreement. Nothing herein restricts or precludes the right of the Purchaser to terminate the employment of any Transferred Employee. The Purchaser and the Sellers agree that the provisions contained herein are not intended to be for the benefit of or otherwise be enforceable by, any third party, including any current or former Employee or Service Provider. Nothing in this Section 8.10, express or implied, shall be (i) deemed an amendment of any Employee Benefit Plan providing benefits to any Employee, or (ii) construed to prevent the Purchaser or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that the Purchaser or its Affiliates may establish or maintain.

(i)           Notwithstanding anything in this Agreement to the contrary, if requested by the Purchaser in writing, the Sellers shall provide the Purchaser, upon execution of this Agreement, with access to such Employees as the Purchaser elects, at times and in a manner reasonably acceptable to the Seller, to allow the Purchaser to negotiate and offer post-Closing consulting agreements with such Employees.

8.11        Cooperation. The parties shall cooperate with each other to cause the Business to be orderly transitioned from the Sellers to the Purchaser and to minimize the disruption to the Business resulting from the transactions contemplated hereby as reasonably requested by any party, including facilitating the transition of key customer and supplier relationships of the Business to the Purchaser.

8.12        Release of Liens. Prior to the Closing, subject to the limitations of the Bankruptcy Case and the Cash Collateral Order, the Sellers shall use all commercially reasonable efforts to pay or cause the payment of or otherwise obtain releases of claims that any Person may have for goods and/or services secured by a Lien on the Purchased Assets with respect to which such goods and/or services were furnished or rendered, including any claims for goods and/or services rendered in connection with any Wells or associated Production Facilities.

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8.13        Purchaser Financing Cooperation. From the Execution Date through and until the Closing Date, the Sellers shall use all commercially reasonable efforts to cause their respective officers, employees and other Representatives to use all commercially reasonable efforts to assist the Purchaser, its Affiliates and their respective Representatives in obtaining any financing necessary to fund the Business from and after the Closing, including by taking the following actions: (a) make senior management, Representatives and advisors of the Sellers reasonably available for meetings and due diligence sessions with prospective financing sources; (b) cooperate with prospective lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence; and (c) assist the Purchaser in procuring credit agreements, hedging arrangements, notes, mortgages, pledge and security documents, landlord waivers, estoppels, consents, and approvals and other definitive financing documents or other requested certificates or documents (including solvency certificates to the extent required).

8.14        Successor Operator. The Sellers shall use their commercially reasonable efforts to support the Purchaser’s efforts to be appointed or cause the Purchaser’s designee to be appointed the successor operator of each Well operated by a Seller, to the extent permitted under any applicable joint operating agreement and to designate and/or appoint by assignment, to the extent legally possible and permitted under any such applicable joint operating agreement, the Purchaser or the Purchaser’s designee as successor operator with respect to the Purchased Assets on or after the Closing Date.

8.15        Title Defects. Prior to the Closing Date, the Purchaser shall be entitled to conduct due diligence on the Sellers’ title to the Real Property. If, at any time prior to the Closing Date, the Purchaser identifies any matters which, in the Purchaser’s reasonable opinion, constitute Title Defects, the Purchaser may, in its sole discretion, notify the Sellers of the Purchased Assets affected by such Title Defects (each, a “Title Defect Property”) and require that any such Title Defect Property be excluded from the Purchased Assets. Any Title Defect Property which the Purchaser elects to exclude from the Purchased Assets shall be designated as an Excluded Asset and deemed to be an Excluded Asset for all purposes under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby, and any Liabilities associated with such Title Defect Property shall be designated as Excluded Liabilities and deemed to be Excluded Liabilities for all purposes under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby.

8.16        Environmental Defects. Prior to the Closing Date, the Purchaser shall be entitled to conduct environmental due diligence on the Real Property. If, at any time prior to the Closing Date, the Purchaser identifies any event, circumstance or condition which, in its reasonable opinion, constitutes an Environmental Defect, the Purchaser may, in its sole discretion, notify the Sellers of the Purchased Assets (or portions thereof) affected by such Environmental Defect (each, an “Environmental Defect Property”) and require that any such Environmental Defect Property be excluded from the Purchased Assets Any Environmental Defect Property which the Purchaser elects to exclude from the Purchased Assets shall be designated as an Excluded Asset and deemed to be an Excluded Asset for all purposes under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby, and any Liabilities associated with such Environmental Defect Property shall be designated as Excluded Liabilities and deemed to be Excluded Liabilities for all purposes under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby.

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8.17        Intentionally Blank.

8.18        Suspense Accounts. At the Closing, the Base Purchase Price shall be reduced by the amount of the Accrued Suspense Funds in accordance with Section 3.3(b)(v). The Purchaser agrees to indemnify, defend and hold the Sellers harmless from, and assume full responsibility for, the proper distribution of the Accrued Suspense Funds (but only to the extent the Base Purchase Price was adjusted in accordance with Section 3.3(b)(v)).

8.19        Waiver of Bulk Sales Laws. To the greatest extent permitted by applicable Law, the Purchaser and the Sellers hereby waive compliance by the Purchaser and the Sellers with the terms of any bulk sales or similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. The Sale Order shall exempt the Sellers and the Purchaser from compliance with any such Laws.

8.20        Seller’s Records. At or prior to Closing, Sellers shall deliver the Seller’s Records to the Purchaser. If any of the Seller’s Records are stored electronically, Sellers shall deliver such Seller’s Records to the Purchaser in the format in which they are currently maintained; provided that, if requested by the Purchaser in writing, Sellers shall use their commercially reasonable efforts to deliver such electronic records in such other format as may be reasonably requested by the Purchaser).

Article IX
CONDITIONS TO CLOSING

9.1           Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser, in whole or in part, to the extent permitted by applicable Law):

(a)          the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, (in each case without regard to any materiality or similar qualifications), except for such breaches that in the aggregate do not detract from the value of the Purchased Assets or the Business by an amount greater than or equal to seven and one half percent (7.5%) of the Base Purchase Price, and the Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the foregoing effect;

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(b)          the Sellers shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date, and the Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the forgoing effect;

(c)          the Bankruptcy Court shall have entered the Sale Order, the Sale Order shall be in full force and effect and not stayed and shall not have been reversed or modified since the date of its entry, the time provided by applicable Law to appeal or request modification or reconsideration of the Sale Order shall have passed and either (i) no appeals or requests for modifications or reconsideration shall have been filed prior to such time or (ii) in the event any appeal or request has been filed with respect to entry of the Sale Order, the Purchaser shall have determined in good faith that the pendency of such appeal or request, if ultimately successful, could not reasonably be expected to materially detract from the value of the Purchased Assets or the Business or materially increase the Liabilities assumed by Purchaser;

(d)          no Seller Material Adverse Effect shall have occurred with respect to the Business or Purchased Assets since the Execution Date;

(e)          at the Closing, the Purchaser shall acquire one hundred percent (100%) of the value of the operating and gross assets of the Business as of the Petition Date (including the Purchased Contracts), excluding for the purposes of such determination, any Purchased Assets transferred, assigned or conveyed to the Purchaser that are subject to Preferential Purchase Right(s) , any assets designated by the Purchaser as Excluded Asset or contracts designated by the Purchaser as Excluded Contracts, subject to ordinary course depletion of hydrocarbons since the Petition Date;

(f)          during each calendar week (beginning at 12:00 a.m. Monday and ending at 11:59 p.m. Sunday) from the Effective Time until the Closing, the Purchased Assets that are operated by Sellers shall have produced (net to Sellers’ interest in the Purchased Assets) not less than 6,650 barrels of oil (pro-rated for any partial weeks and, for the avoidance of doubt, excluding any oil equivalents); and

(g)          the Sellers shall have delivered, or caused to be delivered, to the Purchaser all of the items set forth in Section 4.2.

9.2           Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers, in whole or in part, to the extent permitted by applicable Law):

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(a)          the representations and warranties of the Purchaser contained in this Agreement that are not qualified by materiality or Purchaser Material Adverse Effect or similar qualification shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the representations and warranties of the Purchaser contained in this Agreement that are qualified by materiality or the Purchaser Material Adverse Effect or similar qualification shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, and the Sellers shall have received a certificate signed by an authorized officer of the Purchaser on behalf of the Purchaser dated the Closing Date, to the foregoing effect;

(b)          The Purchaser shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by the Purchaser prior to or on the Closing Date, and the Sellers shall have received a certificate signed by an authorized officer of the Purchaser on behalf of the Purchaser dated the Closing Date, to the foregoing effect; and

(c)          The Purchaser shall have delivered to the Sellers all of the items set forth in Section 4.3.

9.3           Conditions Precedent to Obligations of the Purchaser and the Sellers. The respective obligations of the Purchaser and the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser and the Sellers, in whole or in part, to the extent permitted by applicable Law):

(a)          there shall not be in effect any Order by a Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b)          the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and not stayed and shall not have been reversed or modified since the date of entry.

9.4           Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Sections 9.1, 9.2, or 9.3, as the case may be, if such failure was caused by such party’s failure to comply with or breach of any provision of this Agreement.

Article X
TAXES

10.1         Transfer Taxes. All documentary, stamp, transfer, motor vehicle registration, sales, use, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the transactions contemplated by this Agreement that are not eliminated by the application of Section 1146(a) of the Bankruptcy Code (collectively, “Transfer Taxes”) shall be borne by the Purchaser, regardless of the party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes. The Sellers and the Purchaser shall consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes and shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other party.

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10.2         Certain Periodic Non-Income Taxes.

(a)          With respect to any real or personal property or other periodic Taxes not based on income or receipts (“Periodic Non-Income Taxes”) that are assessed on, or in respect of, the Purchased Assets and attributable to any period that begins after the Closing Date, if any Seller pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to the Purchaser of proof of such payment, and in any case within five (5) Business Days, the Purchaser shall pay to such Seller the amount of such Periodic Non-Income Taxes paid by such Seller. With respect to any Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to any period that ends on or prior to the Closing Date, if the Purchaser pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to the applicable Seller of proof of such payment, such Seller shall pay to the Purchaser the amount of such Periodic Non-Income Taxes paid by the Purchaser.

(b)          With respect to any Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to any period which includes but does not end on the Closing Date (a “Straddle Period”): (i) if any Seller pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to the Purchaser of proof of such payment, and in any case within five (5) Business Days, the Purchaser shall pay to such Seller the amount of such Periodic Non-Income Taxes paid by such Seller that are attributable to the portion of such Straddle Period beginning after the Closing Date (the “Post-Closing Straddle Period”); and (ii) if the Purchaser pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to the applicable Seller of proof of such payment, such Seller shall pay to the Purchaser the amount of such Periodic Non-Income Taxes paid by the Purchaser that are attributable to the portion of such Straddle Period up to and including the Closing Date (the “Pre-Closing Straddle Period”). For purposes of this Section 10.2(b), the amount of Periodic Non-Income Taxes for a Straddle Period that are attributable to a Pre-Closing Straddle Period or a Post-Closing Straddle Period shall be determined as follows, (x) Periodic Non-Income Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Periodic Non-Income Taxes occurred, (y) Periodic Non-Income Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Periodic Non-Income Taxes described in clause (x)), shall be allocated to the period in which the transaction giving rise to such Periodic Non-Income Taxes occurred, and (z) Periodic Non-Income Taxes that are ad valorem, property or other Periodic Non-Income Taxes imposed on a periodic basis pertaining to a Straddle Period shall be based upon the ratio of the number of days in the Pre-Closing Straddle Period to the total number of days in the Straddle Period, and the amount of Periodic Non-Income Taxes attributable to a Post-Closing Straddle Period shall be based upon the ratio of the number of days in the Post-Closing Straddle Period to the total number of days in the Straddle Period.

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(c)          The party that has the primary obligation to do so under applicable Law shall timely pay to the applicable Governmental Body any Periodic Non-Income Taxes covered by this Section 10.2.

10.3         Cooperation and Audits. The Purchaser and the Sellers shall, and shall cause their respective Representatives and Affiliates to, cooperate fully with each other in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Purchased Assets and with regards to any other Tax matters (including the execution of appropriate powers of attorney) and shall make available to the other all information, records and documents relating to Taxes as are reasonably requested by the other until the expiration of the applicable statute of limitations and any extension thereof and the conclusion of all Legal Proceedings with respect to such Taxes. Such cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Sellers and the Purchaser shall, and shall cause their respective Representatives and Affiliates to, retain all books and records with respect to Tax matters pertinent to the Purchased Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective Taxable periods and to abide by all record retention agreements entered into with any Governmental Body.

Article XI
MISCELLANEOUS

11.1         No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement and the Ancillary Agreements shall not survive the Closing hereunder, and none of the parties shall have any liability to each other after the Closing for any breach thereof. The parties hereto agree that the covenants contained in this Agreement and the Ancillary Agreements to be performed at or after the Closing shall survive the Closing hereunder until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein, and each party hereto shall be liable to the other after the Closing for any breach thereof.

11.2         Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, (a) each of the Sellers shall bear its own expenses and (b) the Company shall bear the reasonable expenses of the Purchaser, in each case incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby and all proceedings incident thereto. This Section 11.2 shall not apply with respect to any costs or expenses incurred by the parties in connection with any action for a breach of this Agreement or any other agreement, document and instrument contemplated by this Agreement.

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11.3         Injunctive Relief.

(a)          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Ancillary Agreements (as applicable) were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement or the Ancillary Agreements (as applicable), and, accordingly, (i) prior to the Closing, the Purchaser shall be entitled to injunctive relief to prevent any such breach, and to enforce specifically the terms and provisions of this Agreement, including without limitation specific performance of such covenants, promises or agreements or an order enjoining any Seller from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement and (ii) from and after the Closing, any party hereto shall be entitled to injunctive relief to prevent any such breach, and to enforce specifically the terms and provisions of this Agreement or the Ancillary Agreements (as applicable), including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement or the Ancillary Agreements (as applicable). The rights set forth in this Section 11.3 shall be in addition to any other rights which a party hereto may have at law or in equity pursuant to this Agreement or the Ancillary Agreements (as applicable).

(b)          The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement or the Ancillary Agreements (as applicable) by the Purchaser or the Sellers, as applicable, and to enforce specifically the terms and provisions of this Agreement or the Ancillary Agreements (as applicable) to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Purchaser or the Sellers, as applicable, under this Agreement or the Ancillary Agreements (as applicable) all in accordance with the terms of this Section 11.3.

11.4         Submission to Jurisdiction; Consent to Service of Process.

(a)          Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and shall receive notices at such locations as indicated in Section 11.8 hereof; provided, however, that if the Bankruptcy Cases have been closed pursuant to section 350 of the Bankruptcy Code, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and of the federal courts sitting in the borough of Manhattan in the State of New York and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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(b)          Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Legal Proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8.

11.5         Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

11.6         Entire Agreement; Amendments and Waivers. This Agreement (including the Seller Disclosure Schedule and Exhibits), the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof. Except as otherwise expressly provided herein, this Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.7         Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York (without giving effect to the principles of conflicts of Law thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code or other applicable federal Law.

11.8         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile or email transmission (so long as confirmation of transmission is electronically or mechanically generated and kept on file by the sending party) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case to the respective Persons at the following addresses, email addresses or facsimile numbers (or to such other address, e-mail address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

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If to the Sellers, to:

American Eagle Energy Corporation

2549 W. Main Street, Suite 202

Littleton, Colorado 80120

Facsimile: 303-798-5767

Attention: Mr. Brad Colby

Email: bradcolby@amzgcorp.com

With a copy (which shall not constitute notice) to:

BakerHostetler LLP

200 South Orange Ave.

SunTrust Center, Suite 2300

Post Office Box 112 (32802-0112)

Orlando, Florida 32801-3432

Facsimile: (407) 841-0168

Attention: Elizabeth Green and Jorian Rose

Email: egreen@bakerlaw.com and jrose@bakerlaw.com

If to the Purchaser, to:

Resource Energy Can-Am LLC

1805 Shea Center Drive, Suite 100

Highlands Ranch, CO 80129

Attention: Paul Favret – Chief Executive Officer and President

Facsimile: 720.387.8621

Email: pfavret@resource-energy-US.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

666 Fifth Avenue

26th Floor

New York, NY 10103-0040

Attention: James J. Fox

Facsimile: 917.849.5328

Email: jfox@velaw.com

11.9         Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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11.10         Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that (a) the Purchaser may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more of its Affiliates and (b) the Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to the Sellers or the Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.11         Non-Recourse. No past, present or future director, officer, employee, contractor, agent, incorporator, member, partner or equityholder of the parties to this Agreement shall have any liability for any obligations or liabilities of the Sellers or the Purchaser, as applicable, under this Agreement or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein. Other than the parties hereto, no other party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any Legal Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby or thereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise. In no event shall any Person be liable to another Person for any remote, speculative or punitive damages with respect to the transactions contemplated hereby.

11.12         Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

11.13         No Presumption. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provisions.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dates set forth following their respective signatures by their respective officers thereunto duly authorized.

SELLERS:

AMERICAN EAGLE ENERGY CORPORATION

By:	/s/ Brad Colby
Name:	Brad Colby
Title:	President

Date:	October 21, 2015

AMZG, INC.

By:	/s/ Brad Colby
Name:	Brad Colby
Title:	President

Date:	October 21, 2015

PURCHASER:

RESOURCE ENERGY CAN-AM LLC

By:	/s/ Paul Favret
Name:	Paul Favret
Title:	Chief Executive Officer

Date:	October 21, 2015

Exhibit A

ESCROW AGREEMENT

A-1